Use these links to rapidly review the document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Steel Dynamics, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held on May 19, 2011

To our Stockholders:

        You are cordially invited to attend the Annual Meeting of Steel Dynamics, Inc. The information for the meeting is as follows:

TIME	9:00 a.m. EDT Thursday, May 19, 2011
PLACE	Grand Wayne Center Calhoun Ballroom 120 West Jefferson Boulevard Fort Wayne, Indiana 46802
ITEMS OF BUSINESS	(1)	To elect eleven (11) Directors for a one-year term.
	(2)	To ratify the Audit Committee's appointment of Ernst & Young LLP as our independent registered accounting firm for the fiscal year ending December 31, 2011.
	(3)	To hold an advisory vote on executive compensation.
	(4)	To hold an advisory vote on the frequency of future advisory votes on executive compensation.
	(5)	To transact any other business as may properly come before the meeting or any adjournment or postponement of the meeting.
RECORD DATE
You are entitled to vote all shares of common stock registered in your name at the close of business on March 21, 2011. If your shares are held in the name of your broker or bank, your broker or bank will provide you with a form of proxy giving them authority to vote your shares.
2010 ANNUAL REPORT	Our 2010 Annual Report to Stockholders, together with our financial statements, which are not a part of this proxy soliciting material, is enclosed.
PROXY VOTING	You will be able to vote in one of four ways:
	(1)	Mark, sign, date and return your proxy card in the enclosed envelope.
	(2)	Call the toll-free telephone number on your proxy card and follow the instructions for telephone voting.
	(3)	Visit the web site shown on your proxy card and follow the instructions for voting on the Internet.
	(4)	Vote in person at the meeting.
You may always revoke your proxy before it is voted at the meeting by following the instructions in the accompanying proxy statement.

KEITH E. BUSSE Chairman and Chief Executive Officer

April 7, 2011

This proxy statement and the accompanying proxy are being first sent to stockholders on or about April 7, 2011.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be Held on May 19, 2011:

        This Notice and Proxy Statement for our 2011 Annual Meeting, the enclosed form of Proxy, and our 2010 Annual Report to Stockholders for the year ended December 31, 2010, are all available on the internet at the following website: http://materials.proxyvote.com/858119. In accordance with Securities and Exchange Commission rules, the foregoing website does not use "cookies," track user moves or gather any personal information. These materials, as well as our Annual Report on Form 10-K for the year ended December 31, 2010, which we file with the Securities and Exchange Commission, are also available on our Internet site at www.steeldynamics.com under the heading "Investors."

YOUR VOTE IS IMPORTANT

IMPORTANT RECENT CHANGES IN THE LAW NOW PROHIBIT BROKERS AND BANKS FROM VOTING SHARES HELD IN STREET NAME ON THE ELECTION OF DIRECTORS OR ON MANY OTHER IMPORTANT PROPOSALS, UNLESS THEY HAVE RECEIVED INSTRUCTIONS FROM THE BENEFICIAL OWNER. THEREFORE, IF YOUR SHARES ARE HELD IN THE NAME OF YOUR BROKER OR BANK, IT IS IMPORTANT THAT YOU VOTE. WE ENCOURAGE YOU TO VOTE PROMPTLY, EVEN IF YOU INTEND TO ATTEND THE ANNUAL MEETING.

i

ii

STEEL DYNAMICS, INC.
7575 West Jefferson Blvd.
Fort Wayne, IN 46804
Telephone: (260) 969-3500

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
To be Held on May 19, 2011

Voting Information

        Purpose.    We are providing you with this proxy statement and these proxy materials in connection with the solicitation of proxies by our Board of Directors, to be voted at our 2011 Annual Meeting of Stockholders and at any postponement or adjournment thereof. We will hold the meeting on May 19, 2011, beginning at 9:00 a.m. EDT, in the Calhoun Ballroom of the Grand Wayne Center, 120 West Jefferson Boulevard, Fort Wayne, Indiana 46802.

        Our fiscal year begins on January 1 and ends on December 31. References in this proxy statement to the year 2010, therefore, refer to the twelve-month period ended December 31, 2010.

        Who Can Vote.    You are entitled to notice of and to vote at the Annual Meeting if you were a stockholder of record at the close of business on March 21, 2011.

        If your shares of common stock are registered in your name with our transfer agent, Computershare Trust Company, N.A., you are the stockholder of record. But if your shares are held in the name of a broker, custodian, bank, or other nominee, that person is the stockholder of record and you are considered the "beneficial" owner. So if you are not present in person at the Annual Meeting, your shares can be voted only if represented by a valid proxy, as described below under "Voting of Shares."

        Shares Outstanding.    On March 21, 2011, there were 218,278,754 shares of common stock outstanding. A list of stockholders entitled to vote at the meeting is available at our corporate headquarters office and will also be available at the meeting. Each share is entitled to one vote on each matter properly brought before the meeting.

        Annual Meeting Webcast.    We will be webcasting this year's Annual Meeting. You may access the webcast at www.steeldynamics.com by selecting "webcast." However, other than our proxy statement and form of proxy, no other information on our website, including the audio webcast, is to be considered a part of our proxy soliciting materials.

        Voting of Shares.    We realize that most of you will probably not be able to attend the meeting in person. Therefore, it is very important that your shares be represented by proxy. This is because we can only take action at the Annual Meeting, with respect to a particular matter, if a quorum, or majority, of the total number of shares of common stock outstanding and entitled to vote on that matter is present at the Annual Meeting, in person or by proxy. Therefore, we are asking for your proxy to authorize the persons named in the proxy to be present at the Annual Meeting, to represent you, and to vote your shares at the Annual Meeting in accordance with your instructions. If your shares are held in the name of your broker or bank and you wish to vote in person at the Annual Meeting, you must request your broker or bank to issue you a proxy covering your shares.

        The effect of you not voting depends on how ownership of your shares is registered and the proposal to be voted upon.

        Voting Shares Held by Brokers, Custodians, Banks or Other Nominees.    Many stockholders' shares are held by brokers, banks, custodians or other nominees ("Broker Held Shares"). In this situation, the "registered holder" on our stock register is the particular broker, bank, custodian or nominee. This is referred to as holding shares in "street name." In such cases, you, as the actual "beneficial owner" do not appear in our stockholder register. Therefore, for Broker Held Shares, distributing the proxy materials and tabulating votes is a two-step process. The Broker first informs us how many of their clients are beneficial owners, and we provide them with that number of sets of proxy materials. Each Broker then forwards the proxy materials to its clients, who are the beneficial owners, to obtain their voting instructions. When you receive proxy materials from your Broker the accompanying return envelope is addressed to return your executed proxy card to your Broker. Shortly before the meeting, each Broker totals the votes and submits a proxy card to our vote tabulator reflecting the aggregate votes of the beneficial owners for whom it holds shares.

        So if your shares are held by your Broker, you should follow your Broker's instructions included on that form.

        If you do not give your voting instructions to your Broker, your broker may or may not be able to vote your shares.    They will be able to vote your shares only with respect to "discretionary" items, not with respect to "non-discretionary" items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange, under which your Broker may vote shares held in street name, even in the absence of your voting instructions. For the 2011 Annual Meeting, the only discretionary item is Proposal 2, the ratification of the selection of our independent auditors. On all of the other non-discretionary items, including the election of directors (Proposal 1), and both of the advisory votes regarding executive compensation (Proposals 3 and 4), if you do not give voting instructions to your Broker, those shares will not be voted and will be treated as "broker non-votes."

        Voting Shares Held in Your Name.    If you are the record owner and if you properly fill in and sign your proxy card and mail it in the enclosed, prepaid and addressed envelope, or if you submit your proxy instructions by telephone or over the Internet, your "proxy"—that is, the persons named in your proxy card—will vote your shares as you have directed.

        With respect to shares you hold in your own name, if you send in your proxy but do not provide voting instructions regarding one or more of the following proposals, your shares will be voted FOR Proposal No. 1 (the election as directors of all nominees listed under "Election of Directors"); FOR Proposal No. 2 (the "Ratification of the Appointment of Independent Registered Accounting Firm as Auditors"); FOR Proposal No.3 (the "Advisory Vote on Named Executive Officer Compensation"); and for EVERY YEAR for Proposal No. 4 (the "Frequency of Future Advisory Votes on Named Executive Officer Compensation"); and FOR discretionary authority to vote on any other matter that may properly come before the meeting.

        Required Vote.    The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote at the Annual Meeting is necessary to constitute a quorum for all purposes and all proposals. For purposes of the election of directors (Proposal No. 1), the eleven director nominees receiving the highest number of votes cast for directors will be elected. You may vote "FOR" all the director nominees "AGAINST" all the director nominees, or your vote may be "WITHHELD" from one or more nominees by checking the "Exceptions" box on the Proxy Card and writing in the name of the director with respect to whom you want to withhold your vote. Therefore, any shares not voted with respect to a particular director or nominee will have no effect.

        For all proposals, other than Proposal 1 (the election of directors), the affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. On such matters, you may vote "FOR," "AGAINST" or "ABSTAIN." A proxy marked "Abstain" with respect to an item will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the same effect as a negative vote. For purposes of the Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation (Proposal No. 4), you may vote for "1 YEAR," "2 YEARS," "3 YEARS" or you may "ABSTAIN."

        Your Choices on How to Vote by Proxy.    We are offering you four choices of how to vote by proxy:

  •
  You may vote by mail, by marking, signing, dating and returning your enclosed proxy card (if your shares are registered directly in your name) or voting card (if your shares are registered in the name of your Broker) in the enclosed envelope.

  •
  You may vote by telephone using the toll-free telephone number and instructions shown on your proxy or voting card if your shares are registered directly in your name or, if not, if this option is also offered by your bank or broker.

  •
  You may vote via the Internet, by using the web site information and instructions listed on your proxy or voting card if your shares are registered directly in your name or, if not, if this option is also offered by your bank or broker.

  •
  You may vote in person at the meeting.

        We anticipate that telephone and Internet voting will be available 24 hours a day, 7 days a week. Both the Internet and telephone voting instructions are designed to prompt you on how to proceed, and you will be able to confirm that your instructions have been properly received and recorded. For both of these methods, you will also need a control number, which is noted on your proxy or voting card. The telephone and Internet voting facilities will close at 8:00 p.m. EDT on May 18, 2011.

        The method by which you vote will not limit your right to vote in person at the meeting if you decide to attend the meeting.

        We do not know of any business to be transacted at the Annual Meeting, other than those matters described in this Proxy Statement. However, should any other matters properly come before the Annual Meeting, including consideration of a motion to adjourn the meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the Board of Directors, the persons named as proxies and acting thereunder will have the discretion to vote on those matters according to their best judgment, to the same extent as the person granting the proxy.

        Revocation of a Proxy.    You may revoke your proxy at any time before it is voted at the meeting in one of four ways:

  •
  Notify our Chief Financial Officer, Theresa Wagler, in writing and before the meeting, that you wish to revoke your proxy.

  •
  Submit another proxy with a later date.

  •
  Vote by telephone or Internet on a later date.

  •
  Vote in person at the meeting.

        Multiple Stockholders Sharing the Same Address.    Under rules adopted by the Securities and Exchange Commission ("SEC"), we are permitted to deliver a single copy of our proxy statement and Annual Report to stockholders sharing the same address. This process, called householding, allows us to reduce the number of copies of these materials that we must print and mail.

        We have implemented householding for all stockholders who share the same last name and address.

        However, if you share the same last name and address with other Steel Dynamics stockholders and would like to stop householding for your account, you may contact our Investor Relations Department in the manner described below under the heading "Investor Relations Department," including your name, address and account number. If you are currently receiving multiple copies of our Annual Report and proxy statement, you may also request householding by contacting us in the same manner. If you hold your shares through a Broker, you can also request householding by contacting that Broker. If you consent to householding, your election will remain in effect until you revoke it.

        Cost of Preparing, Mailing and Soliciting Proxies.    We will pay all of the costs of preparing, printing and mailing this proxy statement and of soliciting these proxies. We will ask Brokers to forward the proxy materials and our 2010 Annual Report to the persons who were our beneficial owners on the record date. We will also reimburse such Brokers for their expenses incurred in sending proxies and proxy materials to our beneficial owners.

        In addition, proxies may be solicited on our behalf in person or by telephone, e-mail, facsimile or other electronic means, by our officers, directors and employees who will receive no additional compensation for soliciting. We have also engaged the firm of Georgeson & Co. to assist us in the solicitation of proxies. We have agreed to pay Georgeson & Co. a fee of approximately $9,500 plus expenses for these services.

        Voting Results.    We will publish the voting results on our website at www.steeldynamics.com, at "Investors" following the Annual Meeting, as well as in a current report on Form 8-K, which we will file with the SEC within four business days following the Annual Meeting.

        Investor Relations Department.    You may contact our Investor Relations Department in one of four ways:

  •
  writing to Steel Dynamics, Inc., Investor Relations Department, 7575 West Jefferson Blvd., Fort Wayne, Indiana 46804;

  •
  fax at 260.969.3590 to the attention of the Investor Relations Department;

  •
  e-mail to investor@steeldynamics.com; or

  •
  phone the Investor Relations Department at 260.969.3500.

        Stockholder Communications with Directors.    If you wish to communicate with the Board of Directors, with our Lead Director, with any other individual director, or with any particular Board committee, you may do so by sending a communication, marked "Stockholder Communication," in care of our Chief Financial Officer at our corporate offices, 7575 West Jefferson Blvd., Fort Wayne, Indiana 46804. Your letter should indicate that you are a Steel Dynamics stockholder. Our Chief Financial Officer will review each such communication and, depending upon the subject matter, will either forward the communication to the director or committee chair to whom it is addressed, to our Lead Director or to the Company's legal counsel, attempt to deal with the subject matter directly where it is a request for general information about the Company, or not forward or act on the matter where it consists of spam, involves junk mail, contains resumes, is primarily commercial in nature, involves personal grievances or is otherwise irrelevant to the Board governance process.

Governance of the Company

        Corporate Governance Policy.    Our business affairs are managed under the direction of our Board of Directors in accordance with the Indiana Business Corporation Law and our Amended and Restated Articles of Incorporation and Bylaws. The role of our Board of Directors is to effectively govern the affairs of our Company for the benefit of our stockholders and other constituencies. The Board strives to ensure the success and continuity of our Company and its mission through the election and appointment of qualified management, which regularly keeps Board members informed regarding our business and regarding our industry. The Board is also responsible for ensuring that Steel Dynamics, Inc.'s activities are conducted in a responsible and ethical manner. We are committed to the maintenance of sound corporate governance principles.

        We operate under corporate governance principles and practices that are reflected in a set of written Corporate Governance Policies which is available on our website at www.steeldynamics.com at "Investors." These include the following principles:

  •
  At least a majority of our directors and all of the members of our Audit, Compensation and Corporate Governance and Nominating Committees are required at a minimum to meet, and do meet, the "independence" requirements of the Marketplace Rules of the Nasdaq Stock Market, as more fully described in the discussion of "Director Independence" below.

  •
  The Board and each Board committee has the authority to engage independent legal, financial or other advisors as they deem necessary, at our expense.

  •
  Our Board, at least annually, engages in a strategic planning meeting and periodically reviews and assesses our business strategies.

  •
  Independent and non-employee directors meet in executive session no less than quarterly.

  •
  Our Board and Board committees conduct an annual self-evaluation.

  •
  Our Board regularly reviews succession planning issues at all critical management levels, and, with respect to CEO and senior management succession, at least annually.

  •
  Directors have unrestricted access to our officers and employees.

  •
  Our independent directors utilize input from the Corporate Governance and Nominating Committee and from the Compensation Committee to conduct an annual review of our CEO's performance.

        Board Leadership Structure.    Keith E. Busse currently serves as both Chief Executive Officer and Chairman of our Board of Directors. The Board also has established the position of Lead Director, selected annually from among the independent directors. Joseph D. Ruffolo served in that position during 2010. The Lead Director serves at the pleasure of the Board and is appointed annually following the Annual Meeting. The Lead Director's functions include serving as liaison between the CEO and the independent directors; regularly meeting with committee chairs to review the responsibilities, agendas and work of each committee; reviewing and approving Board meeting agendas prepared by the Board Chairman and the type of materials to be distributed to Board members in advance of Board meetings; and serving as Chair of executive sessions of the independent directors. In addition, the Lead Director serves as Chair of the Board's Succession Planning Committee. The Board considers that the Lead Director's active involvement in the foregoing functions and activities will enable the Board to ensure that it will be able to maintain an appropriate level of independent oversight over its critical information flow and decision-making processes.

        The Board continues to believe that with the CEO's extensive and comprehensive knowledge of the Company's businesses and full time focus on the Company's business affairs, combining the role of Chief Executive Officer and Board Chairman facilitates better comprehension by members of the Board of management's insights, programs, practices, growth initiatives and strategic planning. The Board is committed, however, to continually review its rationale and assessment with respect to this issue.

        Board's Role in Risk Oversight.    The Board oversees the Company's enterprise risk management process. Management reviews the process with the full Board on a rolling periodic basis, including identification of key risk areas and the steps taken to address them. More specifically, our Chief Financial Officer, together with business unit leaders, the corporate treasurer, and internal audit director, regularly undertakes various risk assessment analyses involving the principal risks we face, both separately and comprehensively; assessing how and in what ways these risks affect or may affect the Company or our operations; and how management, through compliance training, best practices awareness and implementation of various programs and practices, identifies, evaluates and undertakes to mitigate these risks. Whether involving financial, credit, tax, operational, electronic data systems, safety, environmental, employment-related, trade, regulatory, litigation or other legal risks, management, in addition to its reports to the Board, periodically reports to:

          (a)   the Audit Committee regarding (i) risks related to its duties and responsibilities prescribed in its charter, (ii) management's policies and processes for risk assessment and risk management and its periodic evaluation of the Company's risks and the steps management is taking or proposes to take to monitor and mitigate those risks, and (iii) the status and reasonableness of its disclosure controls and Section 404 controls;

          (b)   the Compensation Committee regarding such risk assessment and mitigation activities. In addition, with respect to our compensation policies and practices, insofar as they may involve risk-taking or risk-inducing practices that might adversely impact stockholders and long-term stockholder value and how such factors must be considered in formulating and reviewing our compensation policies, practices and programs. Because (i) our incentive compensation at the senior corporate and senior divisional level is "team-based" and is based on the Company's consolidated pre-tax or overall divisional profitability in excess of a return-on-equity hurdle rate or by divisional profitability in excess of a return-on-assets hurdle rate, (ii) our incentive compensation at the operational or production level and also team-based and is based upon quality and volume of production and upon the cost to convert raw materials to finished products, and (iii) our compensation programs do not reward risk-taking for short-term gain, we believe that the risks associated with our compensation policies and practices are within our ability to effectively monitor and manage, and that these risks are not reasonably likely to have a material adverse effect on the Company.

          (c)   the Corporate Governance and Nominating Committee, regarding the risks related to its duties and responsibilities prescribed in its Charter, including (i) the oversight, institution and monitoring of the Company's "good governance" best practices, (ii) oversight of the Company's company-wide and senior officer level ethics rules and practices, and (iii) maintenance of effective Board representation by ensuring that thoughtful, well qualified and diligent people are selected as director candidates and as committee members..

        Committees and Meetings of the Board of Directors.    During 2010, the Board of Directors had three standing committees: an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. Our Audit Committee and our Compensation Committee each consist of four persons. Our Corporate Governance and Nominating Committee consists of five persons.

        Each of our Audit, Compensation and Corporate Governance and Nominating Committees operate under a charter that governs its authority, responsibilities and operation. We periodically review, both internally and with the Board, the provisions of the Sarbanes-Oxley Act of 2002, and the rules of the SEC and the Marketplace Rules of the Nasdaq Stock Market regarding corporate governance policies, processes and listing standards. In conformity with the requirement of such rules and listing standards, we have adopted Corporate Governance Policies, described earlier, and we have adopted a written Audit Committee Charter, a Compensation Committee Charter, and a Corporate

Governance and Nominating Committee Charter. The Audit Committee Charter, as well as the charters of the Compensation Committee, and the Corporate Governance and Nominating Committee may all be found on our company website, at www.steeldynamics.com under "Investors—Corporate Governance" or by writing to Steel Dynamics, Inc., Attention: "Investor Relations," 7575 West Jefferson Blvd, Fort Wayne, Indiana 46804 and requesting copies.

        During 2009, the Board of Directors also formed a special committee, the Succession Planning Committee. During 2010, this Committee was identified to become a fourth standing committee. The Succession Planning Committee is tasked with the broad responsibility of formulating and supervising all succession planning processes and procedures at all senior levels, including those relating to the Chief Executive Officer, and instituting appropriate processes to ensure effective leadership transition at all levels of the Company.

        The Succession Planning Committee is chaired by Joseph D. Ruffolo, our Lead Director. The Committee consists of five members. In addition to Mr. Ruffolo, members are the chairpersons of each of the three other standing committees, James C. Marcuccilli (Audit Committee), Dr. Jürgen Kolb (Corporate Governance and Nominating Committee) and Richard J. Freeland (Compensation Committee), together with John C. Bates, a founding director, who is a non-management and, currently, non-independent director.

        During 2010, the Succession Planning Committee, with the assistance of the international management consulting firm of Oliver Wyman Delta, engaged in a year-long comprehensive review of its plans, processes and considerations regarding CEO succession, including an analysis and assessment of its criteria for CEO succession.

        Director Independence.    Each of our Audit, Compensation and Corporate Governance and Nominating Committee charters require that each member of each committee meet: (1) all applicable criteria defining "independence" prescribed from time to time under Nasdaq Marketplace Rule 4200(a)(15) or its equivalent, as well as may otherwise be prescribed from time to time pursuant to Rule 10A(m)(3) or other rules under the Securities Exchange Act of 1934, (2) the criteria for a "non-employee director" within the meaning of Rule 16b-3 promulgated by the SEC under the Securities Exchange Act of 1934, and (3) the criteria for what constitutes an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code.

        Our Board of Directors also annually makes an affirmative determination that all such "independence" standards have been and continue to be met by the independent directors and members of each of our three standing committees, that each director qualifying as independent is neither an officer nor an employee of Steel Dynamics, Inc. or any of its subsidiaries nor an individual that has any relationship with Steel Dynamics, Inc. or any of its subsidiaries, or with management (either directly or as a partner, stockholder or officer of an entity that has such a relationship) which, in the Board's opinion, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition, a director is presumptively considered not independent if:

  •
  the director, at any time within the past three years, was employed by Steel Dynamics or any of its subsidiaries;

  •
  the director or a family member received payments from Steel Dynamics or any of its subsidiaries in excess of $120,000 during any period of twelve consecutive months within the preceding three years (other than for Board or Committee service, from investments in the Company's securities or from any Company retirement plan);

  •
  the director is, or has a family member who is a partner in, an executive officer or controlling stockholder of any entity to which Steel Dynamics made, or from which Steel Dynamics received payments for property or services in the current or in any of the prior three years that exceed 5% of the recipient's consolidated gross revenues for that year, or $200,000, whichever is more

    (other than, with other minor exceptions, payments arising solely from investments in the company's securities);

  •
  the director is a family member of a person who is, or at any time during the three prior years was employed as an executive officer by Steel Dynamics or any of its subsidiaries;

  •
  the director is, or has a family member who is employed as an executive officer of another entity where at any time within the prior three years any of Steel Dynamics' executive officers served on the compensation committee of the other entity; or

  •
  the director is, or has a family member who is a current partner of Steel Dynamics, Inc.'s independent auditing firm, or was a partner or employee of that firm who worked on the Company's audit at any time during the prior three years.

        The Board made its independence determination with respect to each director for the year 2010 and for each director nominee for election to the Board of Directors at the 2011 Annual Meeting. The Board has similarly made an additional affirmative determination of independence with respect to each member of the Audit Committee, under the special Audit Committee independence criteria set forth in Rule 4350(d) of Nasdaq's Marketplace Rules.

        The Board determined that during 2010 seven of the eleven members of our Board of Directors, Frank D. Byrne, M.D., Paul B. Edgerley, Richard J. Freeland, Dr. Jürgen Kolb, James C. Marcuccilli, Joseph D. Ruffolo and Gabriel L. Shaheen met all independence requirements, thus at all times constituting more than a majority of the eleven member Board. The Board has determined that, for 2010, and if elected at the 2011 Annual Meeting, the same seven persons will continue to meet all independence criteria. The Board also determined that four of our eleven directors, John C. Bates, Keith E. Busse, Mark D. Millett and Richard P. Teets, Jr., were not independent. Messrs. Busse, Millett and Teets are considered inside directors because of their employment and, therefore, not independent. Mr. Bates is considered a non-independent outside director as a result of ownership and control of Heidtman Steel, a substantial purchaser of steel from our Company and, therefore, precluded from being considered independent.

        The Board of Directors held ten regularly scheduled and special meetings during 2010 and all directors attended at least 75% of the meetings of the Board of Directors and of the various committees on which they served. Steel Dynamics, Inc.'s independent directors and at times the independent directors and the Company's other non-employee director, meet in executive session at least eight times during 2010, without management present.

        The Company urges all members of the Board to attend the Annual Meeting. At the 2010 Annual Meeting, all of the current Board members were in attendance.

        The members of each committee, and the chair of each committee, are appointed annually by the Board.

The Corporate Governance and Nominating Committee.

        The Corporate Governance and Nominating Committee met six times during 2010, and all members attended at least 75% of these meetings. The members of this Committee during 2010 were Dr. Jürgen Kolb, Richard J. Freeland, Frank D. Byrne, M.D., James C. Marcuccilli and Gabriel L. Shaheen. Dr. Kolb acted as Chair of the Committee.

        The Corporate Governance and Nominating Committee is responsible for:

  •
  Reviewing and evaluating developments in corporate governance practices, and reporting and recommending to the Board effective corporate governance policies and procedures applicable to the Company, including Board organization, size and composition.

  •
  Establishing criteria for and identifying, evaluating and recommending to the Board both incumbent and prospective nominees for election as directors by Steel Dynamics' stockholders at each Annual Meeting, as well as for appointments by the Board to fill any director vacancies.

  •
  Identifying Board members for assignment to various Board committees.

  •
  Drafting and overseeing a Code of Conduct applicable to our Chief Executive Officer, our Chief Financial Officer and all financial officers and managers, as well as directors, and drafting and overseeing a Company-wide Code of Ethics, copies of which are available on our website at www.steeldynamics.com under "Our Company—Corporate Governance."

  •
  Reviewing the performance of Board and Board committee members and making recommendations to the Board concerning the number, function and composition of the Board's committees.

        When considering a proposed nominee for nomination as a director at an Annual Meeting, or when a vacancy occurs on the Board of Directors, including a vacancy created by an increase in the number of directors, the Corporate Governance and Nominating Committee identifies potential nominees to fill the vacancy. Proposed nominees may be referred or recommended to the Committee from many different sources, including by members of the Committee, referrals by other directors or by community people, by Company officers, by outside persons or advisors, or by a stockholder in accordance with the procedures described below.

        The Committee reviews background information on each proposed nominee, as well as the proposed nominee's accomplishments, experience, skills, business acumen, financial literacy, integrity, independence from management, informed judgment and practical wisdom, collegiality, a commitment to represent the long term interests of our company and its stockholders without a conflict of interest, a willingness to devote the necessary time and attention to our company's business and the needs of the Board, and the nominee's ability to work in and help maintain a productive environment. Generally, the members of the Corporate Governance and Nominating Committee first consider current Board members for re-nomination to the extent they have determined that these persons, through their prior performance, have demonstrated that they meet the applicable criteria and have developed a valuable in-depth knowledge of the Company, its history, its strengths and weaknesses, and its goals and objectives. In the case of a proposed nominee recommended by a stockholder, the Corporate Governance and Nominating Committee may take into account the number of shares held by the recommending stockholder and the length of time that such shares have been held.

        The Corporate Governance and Nominating Committee will consider nominees recommended by stockholders. In order to provide the Committee sufficient time to evaluate proposed nominees, stockholders desiring to recommend a proposed nominee for consideration by the Committee for nomination at the 2012 Annual Meeting of Stockholders should send such recommendation to Steel Dynamics, Inc., Attention: Chief Financial Officer, 7575 West Jefferson Blvd, Fort Wayne, Indiana 46804, no later than December 15, 2011, who will then forward it to the Committee. Any such recommendation should include a description of the proposed nominee's qualifications for Board service, the proposed nominee's written consent to be considered for nomination and to serve if nominated and elected, stock ownership information, the proposed nominee's resume, information regarding any relationship, as well as any understandings between the proposing stockholder, the proposed nominee and any other person or organization regarding the proposed nominee's board service, if elected, and the addresses and telephone numbers for contacting the stockholder and/or the proposed nominee for more information.

The Compensation Committee

        The Compensation Committee met seven times during 2010, and all members attended at least 75% of these meetings. The members of the Compensation Committee were Richard J. Freeland, who acted as chair, Joseph D. Ruffolo, Frank D. Byrne, M.D. and Gabriel L. Shaheen, all of whom were and continue to be independent within the meaning of Nasdaq Marketplace Rule 4200(a)(15), Rule 10A(m)(3) under the Securities Exchange Act of 1934, the definition of a "non-employee director" within the scope of Rule 16b-3 under the Securities Exchange Act of 1934, and the definition of an "outside director" within the meaning of Section 162(m)(4)(C) of the Internal Revenue Code.

        The Compensation Committee is responsible for:

  •
  Reviewing the performance of our executive officers, including our Chief Executive Officer.

  •
  Establishing compensation goals, objectives and elements, including performance-based criteria and the relative weight to be accorded to short-term and long-term components.

  •
  Approving the compensation programs and annual compensation of the Chief Executive Officer and the other named executive officers.

  •
  Approving, recommending to the Board, overseeing and acting as the "Administrator" or the "Committee" in connection with our equity and cash-based incentive compensation programs, including but not limited to our 2008 Executive Incentive Compensation Plan and our 2006 Equity Incentive Plan, with the authority to approve and authorize both equity and cash-based awards, options and grants thereunder.

  •
  Approving and recommending to the Board the elements and amounts of compensation for non-employee directors, including the annual cash retainer fees, and any equity-based compensation.

        In addition, the Compensation Committee reviews and evaluates our compensation policies and programs for senior corporate and divisional officers, as well as for operational level employees, insofar as such policies and programs may involve risk-taking or risk-inducing activities. The Committee reports its findings and conclusions to the Audit Committee and to the Board.

        Our Board of Directors has adopted a written Charter for the Compensation Committee, which it revises from time to time. A copy of our Compensation Committee Charter, as revised, is available on our website at www.steeldynamics.com under "Investors." In addition, the Compensation Committee reviews our Compensation Discussion and Analysis, set forth in this Proxy Statement commencing, at page 20, and determines whether it should be included either in our Annual Report on Form 10-K or, alternatively, included in this Proxy Statement and incorporated by reference from this Proxy Statement into our Annual Report on Form 10-K.

        Compensation Committee Interlocks and Insider Participation.    None of our current or former officers or employees or any current or former officers or employees of our subsidiaries served as a member of the Compensation Committee during 2010. Moreover, during 2010 (a) none of our executive officers served on the compensation committee of another entity, any of whose executive officers served on our Compensation Committee, and (b) none of our executive officers served as a director of another entity, any of whose executive officers served on our Compensation Committee.

The Audit Committee.

        The Audit Committee met eight times during 2010, and all members attended at least 75% of these meetings. The members of the Audit Committee during 2010 were Joseph D. Ruffolo, Paul B. Edgerley, Dr. Jürgen Kolb and James C. Marcuccilli, all of whom are independent, and Messrs. Marcuccilli and Edgerley served as Co-Chairs.

        Our Board has also determined that, for 2010, each member of our Audit Committee, by virtue of his extensive financial and business experience and training, met and continue to meet the criteria of an "audit committee financial expert," as that term is defined in Item 401(h) of Regulation S-K under the Securities Exchange Act. None of the members of the Audit Committee serve on the audit committee of more than two other public companies.

        The Audit Committee is responsible, among other things, for:

  •
  The review, oversight and monitoring of our financial reporting process and the integrity of our financial statements.

  •
  Reviewing with management the adequacy and effectiveness of our internal, financial and disclosure controls and the development of our internal audit function.

  •
  The qualifications, performance and independence of our independent auditors.

  •
  Risk assessment and management and our compliance with legal and regulatory requirements.

        In addition, the Audit Committee is directly responsible for the appointment, retention, compensation and oversight of our independent auditors and both the appropriateness of and the approval of the fees for audit and permissible non-audit services to be provided by the independent auditors. The Audit Committee is also responsible for the establishment of procedures for the receipt, evaluation, disposition, retention and treatment of complaints, if any, regarding accounting, internal accounting controls, auditing matters and matters involving allegations, if any, of fraud, financial mismanagement or irregularities.

        The Audit Committee meets periodically with management and with our independent auditors in the discharge of its responsibilities. The Committee reviews our financial statements and discusses them with management and our independent auditors before those financial statements or the results thereof are publicly released and before they are filed with the Securities and Exchange Commission. The Audit Committee also regularly meets privately with the independent auditors.

        The report of the Audit Committee is set forth in this Proxy Statement beginning at page 19.

        Section 16(a) Beneficial Ownership Reporting Compliance.    Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file with the SEC initial reports of beneficial ownership of our common stock and other equity securities or derivatives, as well as reports of changes in beneficial ownership. These individuals are required to provide us with a copy of their required Section 16(a) reports as and when they are filed. Based on our records and information furnished to us by our executive officers and directors, we believe that all Securities and Exchange Commission filing requirements applicable to our directors and executive officers with respect to 2010 were met.

        Stockholder Proposals for 2012.    Any stockholder satisfying the requirements of the Securities and Exchange Commission's Rule 14a-8 and wishing to submit a proposal to be included in our Proxy Statement for our 2012 Annual Meeting of Stockholders must submit the proposal in writing to our

Chief Financial Officer, Theresa Wagler, at 7575 West Jefferson Blvd, Fort Wayne, Indiana 46804, on or before December 15, 2011.

        In addition, any stockholder who has not submitted a timely proposal for inclusion in next year's proxy statement but still wishes to make a proposal at next year's Annual Meeting must deliver written notice to our Chief Financial Officer no later than 60 days nor more than 90 days prior to the first anniversary of the record date for this year's Annual Meeting proxy statement. Therefore, for our 2012 Annual Meeting, if such a proposal is not delivered prior to January 20, 2012, it may not be presented at the meeting at all. If a proposal is made after December 21, 2011 and prior to January 20, 2012, we will retain the discretion to vote proxies we receive with respect to any such proposals.

Proposal No. 1
Election of Directors

        Our stockholders will be asked to elect all eleven directors at the 2011 Annual Meeting.

        The persons listed below are all incumbent members of our Board, and were elected at last year's Annual Meeting. All incumbent Board members' service and performance as directors during 2010 were found by the Committee to have been exemplary. Therefore, they have been recommended for nomination and re-election by the Corporate Governance and Nominating Committee and, as such, have been nominated by the Board of Directors. Each director, if elected, will serve until our 2012 Annual Meeting of Stockholders, or until a qualified successor director has been elected.

        We will vote the shares you hold in your own name as you specify on the enclosed proxy card, or by telephone or Internet. If you do not specify how you want your shares voted, we will vote them FOR the election of all of the nominees listed below.

        If you wish your shares voted for some but not all of the nominees, or if you wish to withhold your vote from some but not all of the nominees, you may so indicate on the proxy card or by telephone or the Internet when you vote your proxy.

        If your shares are held by a Broker, be sure to instruct your Broker on how you want your shares voted, with respect to each item on the agenda. (See "Voting Shares Held by Broker" at page 2.)

        As previously noted, upon recommendation of the Corporate Governance and Nominating Committee, the Board of Directors has nominated Keith E. Busse, Mark D. Millett, Richard P. Teets, Jr., John C. Bates, Frank D. Byrne, M.D., Paul B. Edgerley, Richard J. Freeland, Dr. Jürgen Kolb, James C. Marcuccilli, Joseph D. Ruffolo and Gabriel L. Shaheen. All but Messrs. Busse, Millett, Teets and Bates are independent directors.

        Our Board of Directors has also reviewed all transactions during 2010 with companies or entities in which such directors might have owned any interest, for the purpose of ensuring that such transactions, if any, were approved in accordance with our Statement of Policy For the Review, Approval or Ratification of Transactions With Related Parties, described at page 45, and, further, for the purpose of determining whether any of such transactions impacted the independence of such directors. There were no such transactions. The Board has affirmatively determined that none of the independent directors is an officer or employee of the Company or any of our subsidiaries and none of such persons have any relationships which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Ownership of a significant amount of our stock, by itself, does not constitute a material relationship.

        Each of the nominees for election as director has indicated his willingness to serve, if elected, but in the event that any nominee at the time of the election is unable to serve or is otherwise unavailable for election, the Board, upon recommendation of the Corporate Governance and Nominating Committee, may select a substitute nominee, and in that event the persons named in the enclosed proxy intend to vote the proxy for the person so selected. We do not anticipate that any nominee will be unable to serve. If a substitute nominee is not so selected, such proxy will be voted for the election of the remaining nominees.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
FOR EACH OF THE FOLLOWING NOMINEES:

Keith E. Busse Mark D. Millett Richard P. Teets, Jr. John C. Bates Frank D. Byrne, M.D.	Paul B. Edgerley Richard J. Freeland Dr. Jürgen Kolb James C. Marcuccilli Joseph D. Ruffolo Gabriel L. Shaheen

INFORMATION CONCERNING EXPERIENCE, QUALIFICATIONS,
ATTRIBUTES AND SKILLS OF DIRECTOR NOMINEES

Keith E. Busse	Director Since: 1993 Age: 68

Keith E. Busse has been our Chairman and Chief Executive Officer and a director since 1993. Mr. Busse is a co-founder of our Company. From 1993 until May 2007, Mr. Busse was also our President, at which time he became Chairman and Chief Executive Officer. Prior to 1993, for a period of twenty-one years, Mr. Busse worked for Nucor Corporation in various capacities, including general manager of its Vulcraft subsidiary in St. Joe, Indiana. In 1986, Mr. Busse was appointed by Nucor to be the general manager of and to head the construction and operation of the world's first flat rolled steel mini-mill utilizing thin slab casting steel technology. The mill became operational in 1987 and is located in Crawfordsville, Indiana. Mr. Busse holds an undergraduate degree in accounting from International Business College and a degree in business finance from St. Francis College (now the University of St. Francis). He also holds a master's degree in business administration from Indiana University. Mr. Busse was named Steelmaker of the Year in 2005 by the Association of Iron and Steel Technology and was named by Business Week Magazine as one of the Top 10 entrepreneurs in the United States. He is also a director of Tower Financial Corporation, a publicly held bank holding company, and Accuride Corporation, also a public company. Mr. Busse's ongoing contributions to the Board, as one of the most innovative and strategic minds in the steel business, and his leadership skills as both visionary and as motivator, quite apart from his role as Chairman and Chief Executive Officer, are invaluable, even as the Company has matured and is poised for further growth.

Mark D. Millett	Director Since: 1993 Age: 51

Mark D. Millett has been our Executive Vice President of Metals Recycling and Ferrous Resources and President and Chief Operating Officer of OmniSource Corporation since June 1, 2008. Mr. Millett is a co-founder of our Company and has been a director since 1993. In this role, he has been responsible for SDI's "resources platform," including all ferrous and non-ferrous metals recycling operations as well as SDI's ironmaking initiatives—Iron Dynamics and Mesabi Nugget. In 2008 and 2009, Mr. Millett led the design, construction and eventual start-up in January 2010, of the world's first commercial ironmaking facility utilizing the ITmk3® process, a revolutionary, low-cost iron production technology. In April 2007, Mark was named an Executive Vice President in charge of flat-rolled steel operations, including the Flat Roll Division and The Techs, as well as ferrous technologies and mining. From 1998 to 2007, Mr. Millett managed the company's Flat Roll Division at Butler, Indiana, including the hot mill, cold mill, and coating facilities. Under his leadership, the Flat Roll Division experienced exceptional growth, including upgrading of the facility to include a paint line, expanding shipping capabilities, and increasing the mill's annual production capacity to approach 3 million tons. Mr. Millett also integrated and operated our acquisitions of a Jeffersonville galvanizing facility, to which a paint line was later added, and The Techs three galvanizing facilities. Between 1993 and 1996, Mr. Millett was responsible for the design, construction and start up operation of the Company's flat rolled, melting and casting operations. A metallurgist by training, Mr. Millett from 1981 to 1985 served as chief metallurgist for Nucor Corporation's Darlington, South Carolina, division, charged with developing the world's first commercially viable thin-slab-casting process as the manager of that project at Nucor's Hazelett facility. In 1987, Mr. Millett was given the responsibility by Nucor for the design, construction, staffing, and operation of the melting and casting facility at Nucor's world's-first thin-slab casting facility at Crawfordsville, Indiana. Mr. Millett holds a bachelor's degree in metallurgy from the University of Surrey in England, which he obtained in 1981. Mr. Millett brings to the Board both a wealth of training and experience in steel metallurgy and in casting and coating technology and, by reason of his leadership of the Company's Iron Dynamics and Mesabi Nugget projects, a comprehensive knowledge of iron making technology, as well as, by reason of his leadership of OmniSource Corporation, a strategic and operational understanding of scrap metal recycling as both a resource for a steel manufacturing business and as an independent business platform.

Richard P. Teets, Jr.	Director Since: 1993 Age: 56

In August 2008, Mr. Teets was appointed Executive Vice President for Steelmaking and President and Chief Operating Officer of Steel Operations and is now responsible for all of the Company's steelmaking operations, including the Flat Roll Division, Structural and Rail Division, Engineered Bar Products Division, Roanoke Bar Division, The Techs, and Steel of West Virginia Inc. Mr. Teets is a co-founder of our Company and has been a director since 1993. In April 2007 Mr. Teets became an executive vice president overseeing the company's four long-products steelmaking divisions and the steel fabricating business, New Millennium Building Systems. In 1998, Mr. Teets initiated the planning for construction of SDI's structural-steel mill at Columbia City, Indiana. From 1998 to 2007, he managed the construction, start-up and operation of the structural mill and was responsible for its commercial success and growth. From 1993 to early 1996, Mr. Teets was responsible for the planning and construction of SDI's pioneering flat rolled steel mill in Butler, Indiana, as well as its subsequent construction of a cold rolled facility, after which he became Vice President and General Manager of rolling and finishing at the flat roll mill, with responsibilities initially for the hot-rolling and engineering departments and, later, for construction and operation of the cold-rolling and galvanizing facilities. After a ten year career at J&L Steel (later LTV Steel), Mr. Teets joined Nucor as an engineering manager at Crawfordsville, Indiana, where he was given broad responsibility for the design and construction of its new thin-cast-slab facility at that location. Thereafter, in 1991, he assumed responsibility for Nucor's Crawfordsville, Indiana cold-rolling and finishing operations at Crawfordsville. Mr. Teets holds a bachelor's degree in mechanical engineering from Lafayette College, which he obtained in 1977, and a master's degree in business administration from Duquesne University in 1982. Mr. Teets brings to the Board a unique background of academic training and business experience in the design, construction and operation of steel mill facilities, as well as demonstrated leadership in organizing, budgeting for and directing complex projects, both at the construction and operational levels.

John C. Bates	Director Since: 1993 Age: 67

John C. Bates is the President and Chief Executive Officer and a director of Heidtman Steel Products, Inc., which he joined in 1963, and for which he has served as its President and Chief Executive Officer and a director since 1969. Heidtman Steel Products, Inc. is a large steel service center, with plants located throughout the Midwest and Eastern Seaboard, serving the automotive, heavy truck, construction, metal building, pipe and tube and various other OEM product suppliers with hot rolled, cold rolled and various coated products. Mr. Bates is a co-founder of our Company and has been a director since 1993. Heidtman Steel is our largest customer for our steel products. Mr. Bates' intimate knowledge of the service center business, which, in addition to his own company, represents a large portion of our revenues from steel operations, is a strategic asset to both management and the Board in staying abreast of and maintaining the Company's competitive position in that marketplace.

Frank D. Byrne, M.D.	Director Since: 2005 Age: 58

Frank D. Byrne, M.D. is currently (since July 2004) President of St. Marys Hospital Medical Center in Madison, Wisconsin. Previously, he served eight years with Parkview Hospital in Fort Wayne, Indiana, as its Medical Director (1994-1995), President (1995-2002) and Executive Vice President of Parkview Health Systems between 2002 and 2004. Prior to that, Dr. Byrne practiced pulmonary and critical care medicine in Fort Wayne. Dr. Byrne holds a bachelor of science degree from the University of Notre Dame (1974), a doctor of medicine degree from S.U.N.Y. Downstate Medical Center (1977) and a degree in medical management from Carnegie Mellon University in 1999. He is currently a member of the board of directors of Lincare Holdings, Inc., a publicly traded medical equipment company, and serves on its audit committee. Dr. Byrne has been a director since 2005 and is a member of both our Compensation Committee and of our Corporate Governance and Nominating Committee. Dr. Byrne brings to the Board extensive executive leadership experience and capability, as well as extensive experience involving employment-related issues and compensation policies.

Paul B. Edgerley	Director Since: 2002 Age: 55

Paul B. Edgerley has been Managing Director of Bain Capital Partners, LLC, a private equity firm since 1990. From 1988 to 1990, he served as a principal of that firm. Prior to joining Bain Capital Partners, LLC, Mr. Edgerley spent five years at Bain and Company, Inc., where he worked as a consultant and a manger in its health care information services, retail, and automotive industries. Prior to that, Mr. Edgerley served as a certified public accountant with Peat Marwick Mitchell & Company. Mr. Edgerley holds a bachelor degree from Kansas State University (1978), with emphasis on accounting, and a masters in business administration from Harvard Business School, which he obtained in 1983. He is a director of Keystone Automotive Operations, Inc. and Sensata Technologies, both of them publicly held companies. Mr. Edgerley has been a director since 2002 and is a member of and Co-chair of our Audit Committee. Mr. Edgerley's more than 20 years of experience in the complex world of venture capital investing, together with his extensive skills and experience in financial analysis and management, provides unique insight to the Board across the spectrum from budgeting to operations analysis to mergers and acquisitions analysis, financing and integration.

Richard J. Freeland	Director Since: 2000 Age: 74

Richard J. Freeland is currently Chairman, and for more than twenty-nine years prior was the President and Chief Executive Officer, of Pizza Hut of Fort Wayne, Inc. and six affiliated companies that own and operate more than 46 Pizza Hut franchised restaurants in Indiana and Ohio, having grown that company, from a start-up operation in 1972 to its present size, employing over 2,000 employees. Mr. Freeland is a self-made entrepreneur, having spent some nine years as an iron worker prior to 1972 but with no formal university or college post-high school educational training. Mr. Freeland has been a director since 2000 and is a member and Chairman of our Compensation Committee and a member of our Corporate Governance and Nominating Committee. Mr. Freeland's contribution to the Board includes his vast experience involving the risks and benefits of an entrepreneur, his skills in understanding and nurturing effective leadership structures in a complex organization, as well as sound business judgment.

Dr. Jürgen Kolb	Director Since: 1996 Age: 68

Dr. Jürgen Kolb, currently retired, served for fifteen years (1986-2001) as a member of Salzgitter, AG's Management Board, including responsibility as Director of Sales and Executive Vice President and Chairman of Salzgitter's world-wide Trading, Warehousing and Steel Service Center activities. Salzgitter, AG is a large German steelmaker. Dr. Kolb has served in numerous capacities within the German, European and World Steel Federation and regularly consults with both private and publicly traded steel and other industrial companies and private equity firms internationally. Dr. Kolb holds degrees from the Johann Wolfgang Goethe University in Frankford, Germany (1967) and from the Ruhr-University in Bochum, Germany (1976). Dr. Kolb has been a director since 1996 and is a member of our Audit Committee and the Chairman of our Corporate Governance and Nominating Committee. Dr. Kolb brings to the Board a much-needed international expertise and experience, not only in steelmaking technologies, across all product lines, but also regarding the conditions and operating trends in the global steel markets.

James C. Marcuccilli	Director Since: 2005 Age: 60

James C. Marcuccilli has served as President and Chief Executive Officer of STAR Financial Bank, a regional bank based in Fort Wayne, Indiana, since 1997. Mr. Marcuccilli serves as a director of STAR Financial Group, Inc., the holding company parent of STAR Financial Bank, as well as a director of STAR Financial Bank. Prior to that, Mr. Marcuccilli had responsibility for oversight of nine of Star's financial institutions throughout Indiana. He has also had management experience in the transportation (1965-2002) and Ready-Mix and Aggregates business (1968-2007). Mr. Marcuccilli has served as chairman of the Northeast Indiana Regional Partnership from 2008-2009 and is a board member of the Indiana Economic Development Corporation (2004 to present). Mr. Marcuccilli has been a director since 2005 and is a member of our Audit Committee and of our Corporate Governance and Nominating Committee and, since 2009, a Co-Chairman of our Audit Committee. Mr. Marcuccilli holds a degree in business finance from the University of Notre Dame (1973). He brings to the Board his extensive experience in financial analysis and management, in banking and in organizational management and a background as a successful entrepreneur, having assisted in the growth and development of his family-owned banking enterprise from a single rural bank in the early 1970s to its status today as one of Indiana's premier banking institutions.

Joseph D. Ruffolo	Director Since: 1999 Age: 69

Joseph D. Ruffolo has been a principal in Ruffolo Benson LLC, a business and financial consulting firm. In 1993, he retired from the Norfolk Southern Corporation, where he was a member of its executive management committee. In 1987, he was appointed chief executive officer of North American Van Lines, which at the time was a subsidiary of PepsiCo, but was subsequently sold to Norfolk Southern. Ruffolo Benson also manages Main Street Venture Fund, LLC, a venture capital firm, which Mr. Ruffolo founded in 2006. Mr. Ruffolo holds a bachelor's degree from the University of Wisconsin (1964). He is a director of Tower Financial Corporation, a publicly held bank holding company. Mr. Ruffolo has been a director since 1999 and a member and until July 2009, Co-Chair of our Audit Committee and a member of our Compensation Committee. In July 2009, Mr. Ruffolo was appointed as Lead Director of the Company and currently serves in that capacity, as well as Chair of the Company's Succession Planning Committee. Mr. Ruffolo's extensive business experience, including experience as both chief operating officer and chief executive officer of a large unit of a publicly traded company, his extensive experience in financial and business analysis as both a venture capital investor and consultant, and his collegial management style and leadership commend his skills and experience to the Board.

Gabriel L. Shaheen	Director Since: 2009 Age: 57

Gabriel L. Shaheen, from 2000 to the present, has served as President, Chief Executive Officer and a principal of GLS Capital Ventures, LLC and NXT Star Ventures, LLC, both of them providing private advisory services to both start-up and existing life insurance, annuity insurance and other financial services organizations, as well as to entities that serve such organizations. From January 1998 through December 1999, Mr. Shaheen served as Chairman, President and Chief Executive Officer of Lincoln National Life Insurance Company, with responsibility for all of Lincoln's life and annuity operations throughout the United States. Prior to that, from November 1996 through January 1998, he served as Managing Director of Lincoln UK, Lincoln National Corporation's British subsidiary, and from May 1994 through November 1996, served as Chairman, President and Chief Executive Officer, with responsibility for Lincoln National's reinsurance operations , including life and health, worldwide. Mr. Shaheen is an actuary by profession, having received his bachelor degree in actuarial math from the University of Michigan in 1976 and a master's degree in actuarial science from the University of Michigan in 1977. Mr. Shaheen serves on the board of directors of Horace Mann Educators Corp., a public company. Mr. Shaheen brings an extensive background of both training, skills and experience in the world of risk assessment and management, as well as skills as chief executive officer of major operating units of a large publicly traded insurance company. Mr. Shaheen is a member of our Compensation Committee and Corporate Governance and Nominating Committee.

Security Ownership of Directors and Executive Officers

        The following table shows how much Steel Dynamics, Inc. common stock the directors, director nominees, the Named Executive Officers, and all directors, nominees and executive officers as a group beneficially owned as of March 21, 2011. The Named Executive Officers include the Chief Executive Officer, Chief Financial Officer and the three next most highly compensated executive officers, based upon compensation earned during 2010. For purposes of the following table, beneficial ownership is determined in accordance with the rules of the SEC.

	Beneficial Ownership as of March 21, 2011
Name	Current Beneficial Holdings	Shares Subject to Options†	Total	Percent Owned*
Named Executive Officers
Keith E. Busse(1)	1,066,418	33,823	1,100,241	0.5%
Mark D. Millett(2)	2,801,608	41,816	2,843,424	1.3%
Richard P. Teets, Jr.(3)	5,086,177	37,576	5,123,753	2.3%
Gary E. Heasley(4)	69,743	41,816	111,559	—
Theresa E. Wagler(5)	79,529	41,816	121,345	0.1%
Other Directors or Nominees
John C. Bates(6)	484,018	—	484,018	0.2%
Dr. Frank D. Byrne(7)	23,352	—	23,352	—
Paul B. Edgerley(8)	343,172	—	343,172	0.2%
Richard J. Freeland(9)	69,272	—	69,272	—
Dr. Jürgen Kolb(10)	30,216	—	30,216	—
James C. Marcuccilli(11)	23,352	—	23,352	—
Joseph D. Ruffolo(12)	47,936	—	47,936	—
Gabriel L. Shaheen(13)	10,412	—	10,412	—
Directors and Executive Officers as a Group (13 persons)	10,135,205	196,847	10,332,052	4.6%

†
Represents currently exercisable options and options exercisable within 60 days.

*
Assumes exercise of all stock options covering 6,791,851 shares currently exercisable or exercisable within 60 days, with a corresponding increase in the number of outstanding shares from 218,278,754 on the record date to 225,070,605.

(1)
Chairman, Chief Executive Officer, Company Co-founder, and a director.

(2)
Executive Vice President for Metals Recycling and Ferrous Resources and President and Chief Operating Officer of OmniSource Corporation, Mr. Millett is Co-founder of the Company and a director.

(3)
Executive Vice President for Steelmaking, President and Chief Operating Officer of Steel Operations, Company Co-founder, and a director. Includes 94,000 shares of common stock owned by Mr. Teets' spouse and 11,832 shares held in trust for Mr. Teets' minor children, with respect to which Mr. Teets disclaims beneficial ownership of all these shares.

(4)
Executive Vice President for Strategic Planning and Business Development, and President of New Millennium Building Systems.

(5)
Executive Vice President and Chief Financial Officer.

(6)
Director. Consists of all shares of common stock held of record by Heidtman Steel Products, Inc., of which Mr. Bates is the President and Chief Executive Officer.

(7)
Director.

(8)
Director.

(9)
Director.

(10)
Director.

(11)
Director.

(12)
Lead Independent Director. Includes 12,000 shares held in Mr. Ruffolo's retirement plan. Also includes 4,000 shares held by Mr. Ruffolo's spouse, with respect to which he disclaims beneficial ownership.

(13)
Director. Includes 1,000 shares held in Mr. Shaheen's retirement plan.

Security Ownership of Certain Beneficial Owners

        At December 31, 2010, based upon filings with the Securities and Exchange Commission, and based upon a total of 217,574,826 shares outstanding at that time, the following persons owned more than 5% of our outstanding common stock.

Name and Address	Amount of Beneficial Ownership	Percent of Class
Wellington Management Company, LLP(1) 75 State Street, Boston, MA 02109	20,056,586	9.2%
Capital World Investors(2) 333 South Hope Street, Los Angeles, CA 90071	15,650,000	7.2%
BlackRock, Inc.(3) 40 East 52nd Street, New York, NY 10022	11,686,445	5.4%

(1)
Share amounts are based on a Schedule 13G filed with the SEC on February 14, 2011, reporting beneficial ownership as of December 31, 2010, which indicates that Wellington Management Company, LLP has shared voting and shared dispositive power as to 14,903,772 shares and shared dispositive power as to an additional 5,152,814 shares.

(2)
Share amounts are based on a Schedule 13G filed with the SEC on February 14, 2011, reporting beneficial ownership as of December 31, 2010, which indicates that Capital World Investors has sole voting and sole dispositive power of the shares shown.

(3)
Share amounts are based on a Schedule 13G filed with the SEC on February 8, 2011, reporting beneficial ownership as of December 31, 2010, which indicates that BlackRock, Inc. has sole voting and sole dispositive power of the shares shown.

 Proposal No. 2
Ratification of the Appointment of Independent
Registered Accounting Firm as Auditors

        In accordance with the provisions of the Sarbanes-Oxley Act of 2002, the Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm, to conduct our annual audit for the year 2011. Although not legally required but in accordance with established policy, we are submitting this appointment to stockholders for ratification. In the event the appointment is not ratified by a majority of votes cast, in person or by proxy, we anticipate that no change in auditors would be made for the current year, because of the difficulty and expense of making any change mid-year. However, any such vote would be considered in connection with the independent registered public accounting firm's appointment for 2012.

        Ernst & Young LLP conducted our annual audit for 2010, and we believe that representatives of Ernst & Young LLP will be present at the meeting, will make themselves available at the meeting to respond to appropriate questions from stockholders, and, if the representatives desire, will have an opportunity to make a statement.

The Board of Directors recommends a vote FOR the approval of the appointment of Ernst & Young LLP as our independent registered accounting firm for 2011.

        Audit and Non-Audit Fees.    The following table presents fees paid for professional audit services rendered by Ernst & Young LLP, an independent registered accounting firm, for the audit of our annual financial statements for the years ended December 31, 2009 and 2010.

	2009	2010
Audit Fees	$1,220,900	$1,287,100
Audit Related Fees	—	—
Tax Fees	109,700	125,900
All Other Fees	3,000	—

	$1,333,600	$1,413,000

        Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor.    Consistent with SEC policies regarding auditor independence, the Audit Committee must pre-approve all audit and permissible non-audit services provided by our independent auditors. Our Non-Audit Services Pre-Approval Policy covers all services to be performed by our independent auditors. The policy contemplates a general pre-approval for all audit, audit-related, tax and all other services that are permissible, with a general pre-approval period of twelve months from the date of each pre-approval. Any other proposed services that are to be performed by our independent auditors, not covered by or exceeding the pre-approved levels or amounts, must be specifically approved in advance.

        Prior to engagement, the Audit Committee will pre-approve the following categories of services. These fees are budgeted, and the Audit Committee requires the independent auditors and management to report actual fees versus the budget periodically throughout the year, by category of service.

  1.
  Audit fees include fees for services rendered in connection with the audit of the Company's consolidated financial statements included in the Company's Form 10-K and reviews of financial statements included in the quarterly Form 10-Qs; fees for the audit of Steel Dynamics' internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects; subsidiary audits, work performed and other work required to be performed by the independent auditors to be able to form an opinion on our consolidated financial statements. Such work includes, but is not limited to, fees for the review of the Company's valuation of business combinations, services rendered in connection with comfort letters, statutory audits of subsidiaries, and services associated with statutory or regulatory filings or engagements, including SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings.

  2.
  Audit-related fees include fees for services reasonably related to the performance of the audit or review of our financial statements and internal controls over financial reporting or that are traditionally performed by the independent auditors.

  3.
  Tax fees include fees related to services performed by the independent auditors' tax personnel, except those services specifically related to the financial statements which are included in audit fees, and included tax consulting fees (assistance with tax audits and appeals, tax advice relating to mergers and acquisitions, due diligence assistance regarding tax matters and transfer pricing studies).

  4.
  All other fees include fees related to online research software.

        Applicable SEC rules and the Audit Committee's pre-approval policy permits the delegation of pre-approval authority for services not covered by the Audit Committee's general pre-approval to either of the Co-Chairs of the Audit Committee.

Report of the Audit Committee

        The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight regarding the integrity of accounting functions and systems of internal controls. Management has the primary responsibility for our accounting and financial reporting processes, the establishment and effectiveness of internal controls and the preparation and integrity of our consolidated financial statements.

        Ernst & Young LLP (Ernst & Young), our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements and on the Company's internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board, Ernst & Young has issued an opinion on whether our financial statements are presented fairly in conformity with accounting principles generally accepted in the United States and on our internal control over financial reporting. The Audit Committee oversees our financial reporting process on behalf of the Board, reviews our financial disclosures, and meets privately, outside the presence of management, with our independent auditors to discuss our internal accounting control policies and procedures.

        In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and with Ernst & Young, and recommended to the Board of Directors (and the Board of Directors approved) the inclusion of the audited consolidated financial statements in our 2010 Annual Report on Form 10-K, for filing with the Securities and Exchange Commission, as well as the quarterly financial statements included in our Forms 10-Q during 2010, including the specific disclosures in the section entitled "Management Discussion and Analysis of Financial Condition and Results of Operations." These discussions also addressed the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

        The Audit Committee has discussed with the Company's independent auditors, Ernst & Young, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants and required to be reported to the Audit Committee by Ernst & Young by SEC

Regulation S-X, Rule 2.07. The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young required by applicable requirements of the PCAOB regarding communication with the Audit Committee concerning independence, and has discussed with the auditors their independence. The Audit Committee has also reviewed and discussed with management and with Ernst & Young management's report on Steel Dynamics' internal control over financial reporting and Ernst & Young's attestation report on the effectiveness of Steel Dynamics' internal control over financial reporting.

        The Audit Committee has also considered whether the provision of services by Ernst & Young not related to the audit of the financial statements referred to above is compatible with maintaining Ernst & Young's independence.

        The Audit Committee also selects and appoints our independent auditors, reviews the performance of the independent auditors in the annual audit and in assignments unrelated to the audit, and reviews and approves the independent auditors' fees. In that regard, the Audit Committee approved the selection and engaged the services of Ernst & Young as our independent auditing firm for the Company's fiscal year ended December 31, 2010 and recommends Ernst & Young as our independent auditing firm for the Company's fiscal year ending December 31, 2011.

The Audit Committee:

Paul B. Edgerley, Co-Chair
James C. Marcuccilli, Co-Chair
Dr. Jürgen Kolb, Member
Joseph D. Ruffolo, Member

April 1, 2011

        The foregoing Audit Committee Report shall not be deemed to be incorporated by reference in any previous or future documents filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the report by reference in any such document.

Report of the Compensation Committee

        Steel Dynamics, Inc.'s Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on such review and discussion, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and, as incorporated by reference, in our Annual Report on Form 10-K.

The Compensation Committee:

Richard J. Freeland, Chair
Joseph D. Ruffolo, Member
Frank D. Byrne, M.D., Member
Gabriel L. Shaheen, Member

April 1, 2011

 EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

        The following Compensation Discussion and Analysis may contain statements regarding future corporate and individual performance objectives and target levels. We have disclosed these objectives and target levels in the limited context of our Company's executive compensation program. Therefore, you should not take these statements to be statements of management's expectations or estimates of results or other guidance. We specifically caution stockholders not to apply any such statements to other contexts.

        This Compensation Discussion and Analysis provides information about the material components of our executive compensation program for:

  •
  Keith E. Busse, our Chairman of the Board of Directors and Chief Executive Officer (our "Chief Executive Officer");

  •
  Theresa E. Wagler, our Executive Vice President and Chief Financial Officer (our "Chief Financial Officer");

  •
  Mark D. Millett, our Executive Vice President for Metals Recycling and Ferrous Resources, and the President and Chief Operating Officer of OmniSource Corporation;

  •
  Richard P. Teets, Jr., our Executive Vice President for Steelmaking, President and Chief Operating Officer of Steel Operations; and

  •
  Gary E. Heasley, our Executive Vice President for Strategic Planning and Business Development and President of New Millennium Building Systems.

        We refer to these executive officers collectively in this Compensation Discussion and Analysis as the "Named Executive Officers."

        Specifically, this Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each compensation component that we provide to our executive officers, including the Named Executive Officers. In addition, we explain how and why the Compensation Committee of our Board of Directors (the "Committee") arrived at the specific compensation actions and decisions involving our executive officers during 2010.

Executive Summary

  Executive Compensation Structure

        We are one of the largest steel producers and one of the largest metals recyclers in the United States. Since our inception, we have managed our business using a compensation philosophy that is predicated on a single fundamental principle: our executive officers should be compensated largely through highly-leveraged, short-term incentive compensation that is entirely dependent on our profitability. We have found this approach, which emphasizes collaboration among our executives, is consistent with the team-oriented philosophy that we use to compensate our production-level employees and ensures that our executive officers are rewarded for their efforts only to the extent that they have produced profitable operating results.

        Our executive compensation program is designed to further this principle in the following ways:

  •
  The base salaries of our executive officers are set below the median of the competitive market to ensure that they are motivated to manage for maximum year after year profitability upon which our annual incentive compensation plan operates;

  •
  By design, the largest portion of each executive officer's anticipated total annual compensation package is intended to be comprised of short-term (annual) incentive compensation, based upon a formula keyed to our annual pre-tax net income in excess of certain pre-established minimums (although capped at a multiple of base salary), consisting primarily of cash but with a potential for some equity compensation in the form of restricted stock, vesting over two years, during years of exceptional profitability,

  •
  The semi-annual stock options granted to our executive officers are awarded under our Company-wide stock option program, are awarded automatically on prescribed dates, are fixed in dollar amount, and represent a smaller portion of each executive officer's total annual compensation package, keyed obviously to stock price performance.

        The annual incentive compensation awards of corporate executive officers, which include our Chief Executive Officer, are based entirely on our actual Company-wide operating performance, while the annual incentive compensation awards of divisional executive officers, which include our executive officers with both Company-wide and business unit responsibilities, are based partly on actual Company-wide operating performance and partly on the basis of their business unit's operating performance. We selected pre-tax net income as the primary performance measure because we deem it to be an objective and clear measure of our operating performance, it demonstrates efficiency of Company performance, and it aligns financial reporting with compensation calculations and cannot be easily manipulated.

        Moreover, we also believe that our stockholders are best served if we achieve earnings success year after year. Fundamental to that belief is the dual notion, first, that consistent and profitable performance should produce long-term stockholder value and, secondly, that our executive officers should not be conflicted by being tempted to manage toward the stock price.

        Accordingly, in a year when we are highly profitable, our executive officers are able to share in our success up to a leveraged multiple of their base salary, and in a year when we are not as highly profitable or are not profitable at all, our executive officers receive a lesser amount of or no annual incentive compensation.

Compensation Philosophy and Objectives

        We believe that our executive compensation program should reflect the entrepreneurial culture upon which our Company was founded and that has contributed to our success. This is so because, while the type of executive whom we want to attract and retain might well have the opportunity to work elsewhere at a higher assured wage, nonetheless, he or she will elect to work at our Company because of the opportunity to earn a higher multiple of that assured wage in a year in which his or her efforts have resulted in a substantially more profitable year. Fundamental to our compensation philosophy is the recognition of the central role that teamwork plays in the achievement of consistent superlative company performance, under all market conditions, both at the plant and executive levels. This philosophy is in fact reflected at every level, from the steelworker on the plant floor to the corporate and divisional executive management team.

        This philosophy drives the following compensation design principles:

  •
  base compensation should be fixed, payable in cash, and should generally be established at the lower end of the competitive market, yet when combined with the potential for above-market, highly-leveraged incentive compensation, be sufficiently competitive to attract and retain the type of entrepreneurial executives we seek, who are willing to place at risk a disproportionately large portion of their total annual compensation, based on achievement;

  •
  no incentive compensation should be awarded unless Company profits and/or divisional earnings first exceed certain minimum threshold levels and, therefore, any incentive compensation will be dependent upon additional earnings beyond such minimums, capped, however, at a multiple of base compensation;

  •
  subjective, discretionary bonuses, although appropriate under exceptional circumstances, should not generally be used as a regular part of incentive compensation;

  •
  total annual compensation opportunity across all market conditions should be at least at or above market norms when Company performance so merits; and

  •
  reward for exemplary individual effort and performance should be expressed through annual increases in the level of base compensation.

  Pay for Performance Design

        The operation of our executive compensation philosophy, as it impacts our Named Executive Officers, is dramatically illustrated by the compensation paid to our Chief Executive Officer over the past three years:

  •
  In 2008, when we achieved record net income of $463 million, our Chief Executive Officer earned a cash incentive award of $2,277,000, along with a $900,000 base salary and equity awards with a grant date fair value of $978,000, for total direct compensation of $4,233,000. His 2008 compensation represented an approximate 16% increase over his 2007 compensation.

  •
  For 2009, however, when, because of the global economic recession, we incurred a net loss of $8 million, our Chief Executive Officer received no annual incentive compensation award and his total direct compensation of $982,000 consisted almost entirely of his base salary of $900,000. His 2009 compensation represented an approximate 77% decrease from his 2008 compensation.

  •
  For 2010, during which we returned to profitability, with net income of $141 million, our Chief Executive Officer, in addition to his base salary of $1 million, earned a cash incentive compensation award of $1,532,000 (representing, however, only 43 1/2% of his target incentive award opportunity), for total direct compensation of $2,654,000.

        The relationship between our financial performance and our Chief Executive Officer's total direct compensation over the last five years can be illustrated graphically by the following chart, which compares his total compensation against our net income over the same time period:

        As is evident from the foregoing table, the year-over-year fluctuations in the compensation of our Chief Executive Officer are due principally to the operation of our annual incentive compensation plan, which bases awards on Company-wide pre-tax net income.

  2010 Executive Compensation Actions

        For 2010, as a result in part of 2010's improved operating performance, the Committee took the following actions with respect to the compensation of our Chief Executive Officer and the other Named Executive Officers:

  •
  After having been held constant from 2008 to 2009, and in recognition of the principle described in the last bullet point in the prior section, that reward for exemplary individual effort and performance should be expressed through annual increases in the level of base compensation, increased our Chief Executive Officer's base salary 11%, to $1 million and our combined other Named Executive Officers' base salaries 11.8% on average.

  •
  In contrast to 2009, when we paid almost no incentive compensation awards, save for $138,000 to Mr. Teets based on the profitability of our steel operations (the business unit for which he had principal responsibility), and in recognition of our return to profitability in 2010, paid cash incentive compensation awards at levels ranging from 110% to 188% of the annual base salaries of the Named Executive Officers, including a cash incentive compensation award for our Chief Executive Officer equal to 152% of his annual base salary, an amount equal to only 43 1/2% of the maximum allowable incentive compensation award to which he would have been entitled had our pretax profits been meaningfully higher; and

  •
  approved semi-annual stock option grants to all employees, including the Named Executive Officers, in amounts equal to only 75% of the otherwise applicable grant levels under our Company-wide stock option program, after having reduced the 2009 option grant level to 50% of the otherwise applicable grant level.

Administration of Executive Compensation Program

  Role of the Compensation Committee

        The Committee has responsibility for the development, implementation, monitoring, administration, and oversight of our executive compensation program, as well as responsibility for ensuring that our compensation plans and programs remain consistent with our compensation philosophy. The Committee:

  •
  annually evaluates and establishes the compensation of our Chief Executive Officer and, with the input of our Chief Executive Officer, the compensation of our other executive officers, including the other Named Executive Officers;

  •
  evaluates and establishes the compensation for the members of our Board of Directors; and

  •
  suggests, reviews, and approves all equity-based awards under our compensation plans.

        The Committee meets throughout the year, as necessary, to perform its duties and responsibilities. During 2010, the Committee met seven times. From time to time, the Committee invites our Chief Executive Officer and other senior executive officers to attend and to participate in portions of its meetings, but no member of management is present during any Committee deliberations or decision-making.

  Role of Our Chief Executive Officer

        Our Chief Executive Officer supports the work of the Committee by providing necessary background information and updates on the operations of the Company and the performance of each of our executive officers.

        As noted above, our Chief Executive Officer recommends adjustments to the base salaries of the Named Executive Officers who report directly to him, as well as the base salaries of our other executive officers. He also provides the Committee with an annual performance evaluation of each executive officer.

        The Committee receives a recommendation from our Chief Executive Officer as to any proposed adjustment to his own base salary, as well as his self-assessment of his performance for the year under review. The Committee, however, evaluates the performance of our Chief Executive Officer based on its own assessment of his performance and exercises its judgment as to whether to adjust the base salaries of any of our executive officers.

  Role of Compensation Consultant

        The Committee has authority to engage the services of one or more compensation consultants or other advisors, as it deems necessary or appropriate in the discharge of its duties and responsibilities. During 2010, the Committee engaged the services of two compensation consulting firms: Towers Watson, a national compensation consulting firm, to perform an analysis of our executive compensation levels against the competitive market (as identified below) and in the general marketplace; and Compensia, Inc., a national compensation consulting firm, to provide ongoing executive and director compensation advisory services to the Committee.

        These compensation consultants report directly to the Committee. The Committee may replace the compensation consultants or hire additional advisors at any time. Representatives of the compensation consultants attend meetings of the Committee, as requested, and communicate with the Committee Chair and with management as circumstances warrant. All decisions regarding the compensation of our executive officers, however, are made by the Committee.

  Use of Competitive Data

        To monitor the competitiveness of our executive officers' compensation, the Committee uses a compensation peer group which reflects the pay of executives in comparable positions at similarly-situated companies. Typically, this compensation peer group (the "Peer Group") is composed of a cross-section of direct steel competitors, as well as companies in related industrial or basic materials sectors. During 2010, with the assistance and advice of Towers Watson, the following companies were selected to constitute the Peer Group:

AGCO Corporation	Masco Corporation
AK Steel Holding Corporation	Newmont Mining Corporation
Allegheny Technologies, Inc.	Nucor Corporation
ArvinMeritor, Inc.	Oshkosh Corporation
Bucyrus International, Inc.	Owens Corning, Inc.
Carpenter Technology Corp.	PACCAR Inc.
Cliffs Natural Resources, Inc.	Parker-Hannifin Corporation
Commercial Metals Company	Reliance Steel and Aluminum Corporation
Dover Corporation	Southern Copper Corporation
Flowserve Corporation	SPX Corporation
Harsco Corporation	Terex Corporation
Joy Global, Inc.	Timken Company
Lennox International, Inc.	United States Steel Corp.
Manitowoc Company, Inc.	Worthington Industries, Inc.

        In November 2010, at the request of the Committee, Towers Watson also conducted an analysis of the market competitiveness of our executive compensation program. For purposes of this analysis, Towers Watson conducted an analysis of publicly-available compensation information for comparable positions at the companies in the Peer Group, as well as survey data from its 2010 Executive Compensation Databank.

        We do not believe that it is appropriate to base compensation decisions, whether regarding base salaries or incentive compensation, upon any type of benchmarking to a peer or other representative group of companies. The Committee does believe that information regarding the compensation practices at other companies is useful in at least two respects. First, the Committee recognizes that our compensation policies and practices must be competitive in the marketplace. Second, however, this information is only one of the many factors that both management and the Committee consider in assessing the reasonableness and appropriateness of our executive compensation programs.

Summary of Our Executive Compensation Program Components

        The following describes each component of our executive compensation program and how compensation amounts were determined for our executive officers, including the Named Executive Officers, for 2010.

  Base Salary

        Generally, the base salaries of our executive officers, including the Named Executive Officers, are established at a level that is below the median base salary level for executives in comparable positions at the companies in the Peer Group. This below median base salary provides a guaranteed albeit a minimum level of compensation that the Committee believes is necessary to retain the executives, even in the event, such as what occurred in 2009, that such base salary ends up being their principal source of income. The Committee follows this policy, with the support and concurrence of management, because we want to orient overall compensation significantly toward substantial at-risk incentive compensation, which is highly-leveraged as a multiple of base salary. In other words, we view base salaries as providing an essential level of compensation that is necessary to recruit and retain the type of entrepreneurial executives we seek to attract and who are willing to accept such base-level compensation in down market conditions, even in situations, such as in 2009, in which their individual and collective efforts and performance has been outstanding. This also enables the Committee to orient its recognition of individual achievement or changed responsibilities toward adjustments to base salary.

        In this regard, at the beginning of each year the Committee, in conjunction with our annual performance review process, considers each executive officer's position, responsibilities and duties, as well as his or her experience, qualifications, unique value and performance, for purposes of determining whether to adjust his or her base salary. Base salary adjustments are also influenced by the Committee's assessment of one or more market analyses provided by its compensation consultant (or compiled by us or the Committee).

        The base salaries paid to the Named Executive Officers during 2010 are set forth in the Summary Compensation Table following this Compensation Discussion and Analysis.

  Annual Incentive Compensation

        Consistent with our compensation philosophy, the majority of the annual compensation opportunity for our executive officers, including the Named Executive Officers, is provided through performance-based incentive compensation awards under the Steel Dynamics, Inc. 2008 Executive Incentive Compensation Plan (the "Incentive Plan"). The Incentive Plan has a short-term focus, consistent with our objective of providing substantial annualized incentive compensation linked to Company and/or business unit profits above a pre-established minimum threshold level.

  Award Eligibility

        In 2010, our executive officers (a group of 22 individuals) were eligible to participate in the Incentive Plan. Each executive officer, based on his or her role and responsibilities, is eligible to participate in one of two broad classes of plan participants identified in the Incentive Plan, which determines the amount of the maximum award that he or she is eligible to receive and the determining factors used to calculate that award. In 2010, each of the Named Executive Officers fell into one of these two classes—"Corporate Executive Officer" and "Divisional Executive Officer":

  •
  The Corporate Executive Officer class, which includes individuals whose overall responsibilities are Company-wide, consisted of our Chief Executive Officers and our Chief Financial Officer in 2010. At this level, if the Bonus Pool, determined by reference to Company-wide pre-tax net income, is large enough, an executive officer may earn up to 250% of his or her annual base salary in cash and up to 100% of his or her annual base salary in shares of restricted stock.

  •
  The Divisional Executive Officer class, which includes individuals who have both Company-wide responsibilities and primary business unit responsibilities, included Messrs. Millett, Teets, and Heasley in 2010. At this level, if the corporate level Bonus Pool is large enough, an executive officer may earn up to 125% of his or her annual base salary in cash and up to 50% of his or her annual base salary in shares of restricted stock and, if the profitability of his or her business unit is sufficient, may earn up to an additional 125% of his or her annual base salary in cash and up to an additional 50% of his or her base salary in shares of restricted stock.

  Award Measures

        In the case of Corporate Executive Officers, their incentive compensation award opportunities are based entirely on their participation in the "Bonus Pool" component of the Incentive Plan. The size of the Bonus Pool is determined based on our Company-wide "adjusted pre-tax net income" in excess of a pre-determined return on equity (expressed as a percentage). For purposes of the Incentive Plan, "adjusted pre-tax net income" is defined as consolidated net income, before taxes and extraordinary items, including adjustments for occasional start-up expenses associated with significant capital expenditures or businesses.

        For 2010, the Bonus Pool was determined by multiplying our adjusted pre-tax net income for the year, less an amount equal to 10% of our "Average Stockholders Equity," by a percentage amount, set annually by the Committee (for 2010, 5 1/2%). The exclusion from the Bonus Pool of the amount of the "Average Stockholders Equity" component is intended to preserve within the Company a deemed return on equity before any incentive compensation is paid to our executive officers predicated on Company profits, and, consequently, operates as a threshold level of performance that must be exceeded before the amount of the Bonus Pool (if any) is calculated.

        In the case of Divisional Executive Officers, their incentive compensation award opportunities are based 50% on Company-wide performance (as derived from the "Bonus Pool" component of the Incentive Plan (described above)) and 50% on the profitability performance of the division or business unit under their management. This latter portion of their incentive compensation award opportunity is determined through a formula based on the operating performance of their respective divisions or business units as measured against a return on assets percentage amount (a "Minimum ROA Target").

        For 2010, the Committee set the Minimum ROA Target, which varied by business unit (but which generally was 5%), below which no divisional or business unit annual incentive compensation award would be paid. The Committee also set a "Maximum ROA Target," which also varied by business unit (but which generally was 30% or 35%), at which level a Divisional Executive Officer would be entitled to receive his or her maximum divisional or business unit annual incentive compensation award. Once these preliminary calculations have been made, the division or business unit's performance is measured by calculating that unit's "Divisional Return on Assets," using the formula set forth in the Incentive Plan.

  Actual Corporate Level Award Calculations

        Annual incentive compensation awards are determined on February 1 of the year following the year for which the incentive compensation is payable, based upon the Company's audited results of operations. When our financial performance results in the identification of a Bonus Pool amount, a portion of this amount is allocated among the executive officers who are eligible to participate in the Bonus Pool in accordance with each "Participant's Bonus Pool Percentage" (derived, for any participant, from a fraction, the numerator of which is equal to the "Participant's Adjusted Base Salary," as defined in the Incentive Plan, and the denominator of which is equal to the sum of all of the Participants' Adjusted Base Salaries). In addition to the Named Executive Officers, there are other executive officer and manager participants in the Incentive Plan, and for certain of these participants a smaller fraction of their potential incentive compensation award is based upon overall Company-wide performance.

        The following table sets forth the percentage of each Named Executive Officer's maximum incentive compensation award that is determined based on the Bonus Pool:

Named Executive Officer	Participant's Bonus Pool Percentage
Mr. Busse	100%
Ms. Wagler	100%
Mr. Millett	50%
Mr. Teets	50%
Mr. Heasley	50%

        Assuming that our performance results in a Bonus Pool:

  •
  a Corporate Executive Officer may earn a cash incentive compensation award in an amount equal to the product of (i) his or her Bonus Pool Percentage and (ii) the applicable Bonus Pool for the year, but not in excess of 250% of his or her annual base salary for the year. In addition, a Corporate Executive Officer may also receive an incentive compensation award payable in restricted shares of our common stock if there are unallocated amounts still remaining in the Bonus Pool after payment of that individual's cash incentive compensation awards. Any such restricted stock awards are in an amount equal to the product of (a) his or her Bonus Pool Percentage and (b) the Bonus Pool (after payment of the cash incentive compensation awards). The amount of this restricted stock award, if any, may not exceed the Corporate Executive Officer's annual base salary.

  •
  a Divisional Executive Officer may derive only half of his or her annual incentive compensation award based on the Bonus Pool amount. A Divisional Executive Officer may earn a cash incentive compensation award in an amount equal to the product of (i) his or her Bonus Pool Percentage and (ii) the applicable Bonus Pool for the year, but not in excess of 125% of his or her annual base salary for the year. In addition, a Divisional Executive Officer may also receive an incentive compensation award payable in restricted shares of our common stock if there are unallocated amounts still remaining in the Bonus Pool after payment of that individual's cash incentive compensation awards. Any such restricted stock awards are in an amount equal to the product of (a) his or her Bonus Pool Percentage and (b) the Bonus Pool (after payment of the cash incentive compensation awards). The amount of this restricted stock award, if any, may not exceed 50% of the Divisional Executive Officer's annual base salary.

        The number of shares of restricted stock issuable to an executive officer, if any, is determined by dividing the dollar amount of the restricted stock component of the award by the closing market price of our common stock on the last business day immediately preceding February 1. These restricted stock awards vest as to one-third of the shares of common stock covered by the award at the time of issuance and as to the remaining two-thirds of the shares covered by the award in equal installments on the first and second anniversaries of the date of issuance.

  Business Unit Award Calculations

        Annual business unit level incentive compensation awards are also determined on February 1 of the year following the year for which the incentive compensation is payable.

        Once a division or business unit's minimum and maximum return on assets targets have been calculated, the business unit's performance is measured by calculating that unit's Divisional Group or business unit Return on Assets, as the case may be, using a percentage derived by dividing the sum of (i) the appropriate entity's pre-tax income for the year, (ii) the amount of certain corporate expenses allocated to that entity, and (iii) the amount of incentive compensation award compensation expenses associated with the Incentive Plan, by the "Average Divisional ROA Assets," "Average Divisional Group ROA Assets," or "Average Business Unit ROA Assets" (defined as the sum of the total assets employed by that division or business unit at the end of each month during the year and during the last month of the prior year, with certain adjustments, and dividing the resulting amount by the number of months of the year, plus one.)

        A Divisional Executive Officer's receipt of the portion of his or her incentive compensation award based on his or her business unit's performance is calculated as follows: the award, if any, is equal to that percentage of his or her Maximum 50% Divisional Group Cash Bonus for the year, derived by (a) dividing the number of whole number increments between the applicable Minimum ROA Target for the Year for all the divisions or business groups comprising the Divisional Group and the applicable Maximum ROA Target for that year for all the divisions or business groups comprising the Divisional Group into one hundred (100), and (b) multiplying the result by the number of whole number increments, expressed as a percentage, between the applicable Minimum ROA Target and the actual Divisional Group Return on Assets for that year.

  2010 Incentive Award Amounts

        For 2010, the Bonus Pool under the Incentive Plan was $4.7 million. Based on the allocation of the Bonus Pool, our Chief Executive Officer and Chief Financial Officer received 43.5% of their maximum potential incentive compensation award opportunity, or an amount equal to 152% of their base salary, in cash as incentive compensation for 2010. There were no restricted stock awards made under the Incentive Plan in 2010 awarded to the Named Executive Officers.

        In addition, Messrs. Millett, Teets, and Heasley, received an amount equal to 167%, 188%, and 110%, respectively, of their base salary in cash as incentive compensation for 2010, based on their level of participation in the Bonus Pool and the performance of their individual divisions or business units.

        The total amount of the annual incentive compensation awards paid to the Named Executive Officers for 2010 are set forth in the Summary Compensation Table following this Compensation Discussion and Analysis.

  Other Equity Compensation

        To date, other equity compensation has not played a significant role in our executive compensation program. As has been our practice since our Company's inception, in 2010 all eligible employees, including the Named Executive Officers, were awarded automatic semi-annual stock options, on May 21 and November 21, in differing dollar amounts, based on each individual's job category or position. The exercise price of these options was equal to the fair market value of our common stock on each semi-annual grant date, based on the closing market price of our common stock on the last business day immediately preceding each grant date. These options were subject to a six-month vesting period from and after the date of grant and have a term of five years.

        Although our Chief Executive Officer was eligible to receive semi-annual stock option grants with a grant date dollar value of $100,000 each, while our Executive Vice Presidents were eligible to receive stock option grants with a grant date dollar value of $80,000 each, at the beginning of 2009, in response to the volatility in the global economic environment and in recognition of the fact that the decline in the market price of our common stock was creating significant dilution issues for our stockholders, our Chief Executive Officer recommended and the Committee decided that the dollar values of these semi-annual stock option grants should be temporarily reduced to 50% of their otherwise applicable grant date values, and, for 2010, the Committee set the grant date value amount at 75% of their otherwise applicable level. The dollar value of the stock options granted to the Named Executive Officers in 2010 was as follows:

Named Executive Officer	Number of Grants in 2010	Dollar Value of Each Semi-Annual Grant
Mr. Busse	Two	$75,000
Ms. Wagler	Two	$60,000
Mr. Millett	Two	$60,000
Mr. Teets	Two	$60,000
Mr. Heasley	Two	$60,000

        The equity awards granted to the Named Executive Officers during 2010 are set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table following this Compensation Discussion and Analysis.

  Equity Award Grant Policy

        The Committee has not granted and does not intend to grant any stock options or make any other equity-based award that is tied to a specific exercise price or is dependent upon the market price of our common stock that incorporates an effective date that is any earlier than the actual date upon which the Committee makes the grant or award. The 2006 Plan in any event prohibits the Committee from repricing or otherwise reducing the exercise price of outstanding stock options granted under that Plan, or canceling any previously-granted stock options and granting new options to the same optionee at a lower exercise price, without first obtaining stockholder approval.

Other Compensation Policies

  Welfare and Other Benefits

        The welfare benefits received by our executive officers, including the Named Executive Officers, include medical, dental, and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage. These benefits are provided on the same general terms as to all of our full-time employees. Messrs. Busse, Millett, and Teets also receive term life insurance with a benefit amount equal to twice their base salaries.

        We do not view perquisites or other personal benefits as a significant component of our executive compensation program. From time to time, we have provided limited perquisites, including personal use of corporate aircraft, to certain Named Executive Officers. In 2010, we also provided nominal tax reimbursements to these Named Executive Officers in connection with the actual Medicare tax associated with the taxable income imputed to them as a result of their personal use of our Company's aircraft.

  Profit-Sharing and Retirement Savings Plan

        We have established a Profit Sharing and Retirement Savings Plan for eligible employees, including the Named Executive Officers, which is a "qualified plan" for federal income tax purposes. For 2010, under the plan, we allocated to certain plan participants $21.0 million based on our Company's pre-tax income (the "profit-sharing pool"). The profit-sharing pool is used to fund the plan, as well as a separate cash profit sharing bonus that may be paid to employees in March of the following year. The amount allocated to our Chief Executive Officer for 2010, based on the profit-sharing pool and the cash profit sharing bonus, was $17,813.

        We also allow employees to contribute on a pre-tax basis up to 70% of their eligible compensation to the plan, but "highly compensated employees" (as defined for federal income tax purposes) were limited to an 9% contribution during 2010. We match employee contributions in an amount based upon our return on assets, with a minimum match of 5% and a maximum match of 50%, subject to certain applicable tax law limitations. The amount we contributed in respect to our Chief Executive Officer for 2010, based upon our Company's match of his contributions, was $914.

  Payments on Termination of Employment

        We have no written employment agreements with respect to our Chief Executive Officer, Chief Financial Officer or with any of our Named Executive Officers. However, under a policy in effect since 1998, each Named Executive Officer is deemed to have a rolling one year term beyond the current year, subject to the following conditions.

        Under this policy, unless not less than ninety days prior to current year-end, either party gives written notice to the other of an intention not to renew for an additional year, the employment term is extended for an additional year beyond the current year-end.

        Accordingly, if without cause, any of these Named Executive Officer's employment were terminated, that person would be entitled to receive, in a lump sum, an amount equal to his base salary for the remaining months of his employment term, together with, in the Compensation Committee's discretion, a pro rata portion of the cash component of any incentive bonus payable (as and when determined) for the year of termination. If the termination or non-extension is for cause, then such officer would not be entitled to receive any termination payment. If the officer voluntarily terminates his employment, then, absent a waiver, he would not be entitled to any termination payment.

        All Named Executive Officers receive major medical and long-term disability benefits. Messrs. Busse, Millett and Teets also receive term life insurance equal to twice their Base Salaries.

Tax and Accounting Considerations

  Deductibility of Executive Compensation

        Generally, Section 162(m) of the Code disallows a tax deduction to any publicly-held corporation for any remuneration in excess of $1 million paid in any taxable year to its chief executive officer and each of its other named executive officers, other than its chief financial officer. Remuneration in excess of $1 million may be deducted if, among other things, it qualifies as "performance-based compensation" within the meaning of the Code. In this regard, the compensation income realized upon the exercise of stock options granted under a stockholder-approved stock option plan generally will be deductible so long as the options are granted by a committee whose members are non-employee directors and certain other conditions are satisfied.

        The Compensation Committee, where reasonably practicable, seeks to qualify the compensation paid to our executive officers for the "performance-based compensation" exemption from the deductibility limit (unless maintaining such deductibility would undermine our ability to meet our primary compensation objectives or otherwise are determined not to be in the best interests of our Company). As such, in approving the amount and form of compensation for our executive officers, we consider all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m). At this time, we believe that all of the compensation we have paid to the Named Executive Officers is deductible under Section 162(m) of the Code.

        The Compensation Committee, in its judgment, may authorize compensation payments that do not comply with an exemption from the deductibility limit when it believes that the benefits of such compensation outweigh the loss of the tax deduction and/or such compensation is appropriate to attract and retain executive talent.

  Accounting for Stock-Based Compensation

        We follow the Financial Accounting Standards Board's Accounting Standards Codification Topic 718 ("ASC 718") for our stock-based compensation awards. ASC 718 requires companies to calculate the grant date "fair value" of their stock-based awards using a variety of assumptions. This calculation is performed for accounting purposes and reported in the compensation tables below, even though recipients may never realize any value from their awards. ASC 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award.

TABLES

 Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary (c)	Bonus (d)	Stock Awards(1) (e)	Option Awards(2) (f)	Non-Equity Incentive Plan Compensation(3) (g)	All Other Compensation(4) (i)	Totals (j)
Keith E. Busse	2010	$1,000,000	—	$—	$60,658	$1,532,071	$61,747	$2,654,476
Chairman and Chief	2009	900,000	—	—	38,316	1,134	42,233	981,683
Executive Officer	2008	900,000	—	900,000	78,431	2,276,973	77,678	4,233,082
Theresa E. Wagler	2010	400,000	—	—	47,334	618,173	10,478	1,075,985
Executive Vice President	2009	325,000	—	—	28,732	1,134	4,938	359,804
and Chief Financial Officer	2008	325,000	—	325,000	60,978	839,473	30,500	1,580,951
Mark D. Millett	2010	525,000	—	—	47,334	884,179	33,491	1,490,004
Executive Vice President	2009	475,000	—	—	28,732	1,134	10,556	515,422
for Metals Recycling and Ferrous	2008	475,000	—	475,000	60,978	1,214,473	31,832	2,257,283
Resources, President and Chief Operating Officer of OmniSource Corporation
Richard P. Teets, Jr.	2010	540,000	—	—	47,334	1,024,961	12,393	1,624,688
Executive Vice President for	2009	490,000	—	—	28,732	138,334	13,672	670,738
Steelmaking, President and	2008	490,000	—	378,525	60,978	1,253,181	32,300	2,214,984
Chief Operating Officer of Steel Operations
Gary E. Heasley	2010	340,000	$113,900	—	47,334	267,845	10,503	779,582
Executive Vice President	2009	320,000	—	—	28,732	1,134	7,998	357,864
for Strategic Planning and	2008	320,000	—	320,000	60,978	826,973	30,500	1,558,451
Business Development and President of New Millennium Building Systems

(1)
Stock awards reflect the grant date fair value of the restricted shares awarded under the Company's 2008 Incentive Plan, without regard to vesting. For a discussion of the restricted stock awards reported in this column, see Note 6 to our consolidated financial statements included in our Annual Report on Form 10-K under Equity-Based Compensation.

(2)
Stock options reflect the grant date fair value for semi-annual stock option grants issued pursuant to the Company's 2006 Equity Incentive Plan.

(3)
Includes amounts paid pursuant to the Company's 2008 Incentive Plan for services performed during the indicated fiscal year, but paid in the subsequent year. Our methodology and rationale for this short-term cash incentive compensation to the Named Executive Officers is described in the Performance-Based Incentive Compensation section of the foregoing Compensation Discussion and Analysis. Amounts also include the cash portion of the profit sharing allocation made pursuant to the Company's Profit Sharing and Retirement Savings Plan paid in March for services performed during the previous fiscal year.

(4)
See the "All Other Compensation" table following for amounts, which include perquisites, tax reimbursements, insurance premiums, and Company match and profit sharing contributions to our Profit Sharing and Retirement Savings Plan.

(5)
Column (h) Change in Pension Value and Nonqualified Deferred Compensation Earnings have been omitted as no such compensation existed for any of the Named Executive Officers during the indicated periods.

 All Other Compensation (Detail of Summary Compensation, Column (i))

Name (a)	Year (b)	Perquisites and Other Personal Benefits(1) (c)	Tax Reimbursements(2) (d)	Insurance Premiums (e)	Company Contributions to Retirement and 401(k) Plans(3) (f)	Total (g)
Keith E. Busse	2010	$42,623	$139	$8,454	$10,531	$61,747
	2009	28,597	80	8,454	5,102	42,233
	2008	38,508	216	8,454	30,500	77,678
Theresa E. Wagler	2010	—	—	—	10,478	10,478
	2009	—	—	—	4,938	4,938
	2008	—	—	—	30,500	30,500
Mark D. Millett	2010	21,381	79	1,530	10,501	33,491
	2009	3,971	4	1,566	5,015	10,556
	2008	—	—	1,332	30,500	31,832
Richard P. Teets, Jr.	2010	—	—	1,530	10,863	12,393
	2009	5,908	10	1,800	5,954	13,672
	2008	—	—	1,800	30,500	32,300
Gary E. Heasley	2010	—	23	—	10,480	10,503
	2009	3,028	10	—	4,960	7,998
	2008	—	—	—	30,500	30,500

(1)
Perquisites reflect the aggregate incremental cost to the Company for personal use of the Company's aircraft. The value of the personal use of the aircraft was determined by computing the direct flight costs and adding to this the allocable share of the foregone federal income tax deduction related to the personal use of the aircraft. Direct flight costs include hourly charter rates and pilot rates applied to the number of hours of personal use, and actual fuel costs, landing and parking fees incurred. The calculation of the foregone federal income tax deduction involves allocating the expenses of operating the aircraft between business seat hours and personal seat hours. The operating costs associated with the personal seat hours are nondeductible by the Company and these expenses are tax-effected, then allocated to those employees who have utilized the aircraft for personal use during the year based on their personal use hours relative to total personal use hours.

(2)
Tax reimbursements reflect the actual Medicare tax gross-up related to the taxable income imputed as a result of their personal use of the Company's aircraft.

(3)
Amounts represent Company matching contributions paid on 401(k) deferrals, amounts accrued as profit sharing contributions and profit sharing forfeitures attributed to each individual.

 Grants of Plan-Based Awards for Fiscal 2010

		Estimated Future Payouts Under Incentive Plan Awards		All Other Awards: Number of
							Grant Date Fair Value of Stock and Option Awards(3) (l)
					Securities Underlying Options(2) (j)	Exercise or Base Price of Option Awards (k)
Name (a)	Grant Date (b)	Non-Equity Target(1) (d)	Equity Target (g)	Shares of Stock or Units (i)
Keith E. Busse		$1,532,070
	5/21/2010				5,527	$13.57	$31,160
	11/21/2010				4,673	16.05	29,498
Theresa E. Wagler		618,172
	5/21/2010				4,422	13.57	23,732
	11/21/2010				3,739	16.05	23,602
Mark D. Millett		884,178
	5/21/2010				4,422	13.57	23,732
	11/21/2010				3,739	16.05	23,602
Richard P. Teets, Jr.		1,024,960
	5/21/2010				4,422	13.57	23,732
	11/21/2010				3,739	16.05	23,602
Gary E. Heasley		381,744
	5/21/2010				4,422	13.57	23,732
	11/21/2010				3,739	16.05	23,602

(1)
Amounts in column (d) reflect cash incentive compensation payable for 2010 pursuant to the cash incentive portion of the company's 2008 Incentive Plan but not awarded and paid until February of the following year. These amounts reflect the same cash incentive compensation reflected in column (g) of the Summary Compensation Table.

(2)
Shares in column (j) reflect the number of shares underlying the May 21 and November 21, 2010 automatic semi-annual stock option grants pursuant to Section 6.4 of the company's 2006 Equity Incentive Plan. All of these options, which are subject to a six month vesting feature, are currently exercisable or exercisable within 60 days.

(3)
Amounts shown on the second and third lines of column (l) for each such person reflect the Grant Date Fair Value of semi-annual stock options granted pursuant to the 2006 Equity Incentive Plan, using the Black Scholes Method as more fully described in the notes to our consolidated financial statements included in our Annual Report on Form 10-K, under Equity-Based Compensation.

2010 Outstanding Equity Awards at December 31, 2010

	Number of Securities Underlying Unexercised Options				Number of Shares or Units of Stock That Have Not Vested(2) (g)	Market Value of Shares or Units of Stock That Have Not Vested (h)
			Option Exercise Price (e)	Option Expiration Date (f)
Name (a)	Exercisable (b)	Unexercisable (c)
Keith E. Busse(1)	5,652		$14.16	5/21/2011	28,248	$516,938
	5,176		15.46	11/21/2011
	4,136		24.18	5/21/2012
	4,040		24.76	11/21/2012
	2,643		37.84	5/21/2013
	1		5.23	11/21/2013
	3,552		14.08	5/21/2014
	3,096		16.15	11/21/2014
	5,527		13.57	5/21/2015
		4,673	16.05	11/21/2015
Theresa E. Wagler(1)	4,240		14.16	5/21/2011	10,201	186,678
	3,882		15.46	11/21/2011
	3,310		24.18	5/21/2012
	3,232		24.76	11/21/2012
	2,115		37.84	5/21/2013
	15,297		5.23	11/21/2013
	2,841		14.08	5/21/2014
	2,477		16.15	11/21/2014
	4,422		13.57	5/21/2015
		3,739	16.05	11/21/2015
Mark D. Millett(1)	4,240		14.16	5/21/2011	14,909	272,835
	3,882		15.46	11/21/2011
	3,310		24.18	5/21/2012
	3,232		24.76	11/21/2012
	2,115		37.84	5/21/2013
	15,297		5.23	11/21/2013
	2,841		14.08	5/21/2014
	2,477		16.15	11/21/2014
	4,422		13.57	5/21/2015
		3,739	16.05	11/21/2015
Richard P. Teets, Jr.(1)	4,240		14.16	5/21/2011	11,881	217,422
	3,882		15.46	11/21/2011
	3,310		24.18	5/21/2012
	3,232		24.76	11/21/2012
	2,115		37.84	5/21/2013
	15,297		5.23	11/21/2013
	2,841		14.08	5/21/2014
	2,477		16.15	11/21/2014
	4,422		13.57	5/21/2015
		3,739	16.05	11/21/2015
Gary E. Heasley(1)	4,240		14.16	5/21/2011	10,044	183,805
	3,882		15.46	11/21/2011
	3,310		24.18	5/21/2012
	3,232		24.76	11/21/2012
	2,115		37.84	5/21/2013
	15,297		5.23	11/21/2013
	2,841		14.08	5/21/2014
	2,477		16.15	11/21/2014
	4,422		13.57	5/21/2015
		3,739	16.05	11/21/2015

(1)
Reading from top to bottom, underlying shares shown in column (b) reflect automatic semi-annual option grants on May 21 and November 21 during 2006, 2007, 2008 and 2009, and on May 21, 2010, under the Company's 2006 Equity Incentive Plan. The underlying shares shown in column (c) reflect the option grant on November 21, 2010 under the 2006 Equity Incentive Plan.

(2)
Column (g) Number of Shares or Units of Stock That Have Not Vested: Shares represented in column (g) reflect the remaining one-third of the 2008 award of restricted shares under the 2008 Incentive Plan that were still restricted at December 31, 2010. The number of shares includes shares shown in column (g) of the "Grants of Plan-Based Awards for Fiscal 2010" table.

(3)
Columns (d) Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options, (i) Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested, and (j) Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested have been omitted from the table above as no such items as defined existed for the company's Named Executive Officers at December 31, 2010.

Potential Payments Upon Termination or Change in Control

        We have no written employment agreement or change in control agreements with our Chief Executive Officer, Chief Financial Officer or with any of our Named Executive Officers. However, in connection with our Chief Executive Officer, Chief Financial Officer and our Named Executive Officers, we have had an informal policy under which, assuming that the Company had not delivered a notice of non-renewal by the previous October 1 (at which time that person would have still had fifteen months remaining to his or her term, each of these officers would have become entitled to an additional term of one year beyond that remaining term.

        The table below reflects the various severances, post-employment or other payments we would have been required to make if any of our Named Executive Officers' employment were to have been terminated on December 31, 2010, without cause, under the circumstances described in the prior paragraph.

Name (a)	Benefit (b)	Termination w/o Cause or for Good Reason (c)
Keith E. Busse	Severance	$2,000,000
Theresa E. Wagler	Severance	800,000
Mark D. Millett	Severance	1,050,000
Richard P. Teets, Jr.	Severance	1,080,000
Gary E. Heasley	Severance	680,000

2010 Option Exercises and Stock Vested

        The following table sets forth the number and corresponding value realized during 2010 with respect to stock options that were exercised and restricted shares that became unrestricted during the year for each Named Executive Officer.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Keith E. Busse	—	$—	38,059	$577,736
Theresa E. Wagler	16,264	122,536	12,891	195,685
Mark D. Millett	16,264	127,787	20,555	312,025
Richard P. Teets, Jr.	16,264	121,648	17,527	266,060
Gary E. Heasley	16,264	119,639	13,964	211,974

Pension Benefits Table

        The table disclosing the actuarial present value of each Named Executive Officer's accumulated benefits under defined benefit plan, the number of years of credited service for each such plan and the amount of pension benefits paid to each Named Executive Officer during the year is omitted because the Company does not have any such plan.

Nonqualified Deferred Compensation Table

        The Company had no such plans or benefits in 2010 under which the Chief Executive Officer or any of the Named Executive Officers participate. Accordingly, the related table is omitted.

2010 Directors Compensation

Name (a)	Fees Earned or Paid in Cash (b)	Stock Awards(1) (c)	Total (h)
John C. Bates	$73,500	$75,010	$148,510
Dr. Frank D. Byrne	81,000	75,010	156,010
Paul B. Edgerley	79,500	75,010	154,510
Richard J. Freeland	88,500	75,010	163,510
Dr. Jürgen Kolb	94,500	75,010	169,510
James C. Marcuccilli	96,000	75,010	171,010
Joseph D. Ruffolo	121,500	75,010	196,510
Gabriel L. Shaheen	76,500	75,010	151,510

(1)
Amounts shown in column (c) reflect the grant date fair value of the restricted stock awards issued under the Company's 2006 Equity Incentive Plan. Awards in 2010 of 5,412 shares will vest one year from the grant date of June 1, 2010.

(2)
Columns (d) Option Awards, (e) Non-Equity Incentive Plan Compensation, (f) Change in Pension Value and Nonqualified Deferred Compensation Earnings, and (g) All Other Compensation were not included in the table above because no such compensation as defined was provided to any director during 2010.

2010 Directors Outstanding Equity Awards at Fiscal Year-End

	Stock Awards
Name (a)	Number of Shares or Units of Stock That Have Not Vested (g)	Market Value of Shares or Units of Stock That Have Not Vested (h)
John C. Bates	5,412	$99,040
Dr. Frank D. Byrne	5,412	99,040
Paul B. Edgerley	5,412	99,040
Richard J. Freeland	5,412	99,040
Dr. Jürgen Kolb	5,412	99,040
James C. Marcuccilli	5,412	99,040
Joseph D. Ruffolo	5,412	99,040
Gabriel L. Shaheen	5,412	99,040

(1)
Columns (b) Number of Securities Underlying Unexercised Options Exercisable, (c) Number of Securities Underlying Unexercised Options / Unexercisable, (d) Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options, (e) Option Exercise Price, (f) Option Exercise Date, (i) Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested, and (j) Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested have been omitted from the table above as no such items as defined existed for the Company's directors at December 31, 2010.

 Proposal No. 3
Advisory Vote on 2010 Compensation Paid to Named Executive Officers

        Our stockholders are entitled to an advisory vote to approve or disapprove the compensation of our Named Executive Officers, as disclosed in this Proxy Statement. This advisory vote, which is sometimes referred to as a "say on pay" vote, is required by Section 14A of the Securities Exchange Act of 1934, which was recently enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"). Pursuant to the Dodd-Frank Act, this vote is only advisory, and it is not binding on the Company or on our Board of Directors. Although the vote is non-binding, the Compensation Committee and the Board will carefully consider the outcome of the vote when making future compensation decisions.

        As described in the Compensation Discussion and Analysis section of this Proxy Statement, our executive compensation policies and practices have been grounded, since the inception of the Company, in a fundamental principle: our executive officers should be compensated largely through highly-leveraged, short-term incentive compensation that is entirely dependent on our profitability.

        We do this because we want to orient our executive officers' overall compensation significantly toward substantial at-risk incentive pay, which is highly leveraged as a multiple of base salary. In other words, we view base salaries as providing only a minimum assured amount of pay necessary to recruit and retain the type of entrepreneurial and highly motivated executives we seek to attract and who are willing to accept such base-level compensation, especially in down market conditions when there might be no incentive pay whatsoever (as in 2009) or well below anticipated levels (as in 2010), even though their individual and collective performance may be or have been outstanding. Without this year-by-year type of incentive compensation program, which, in a year with reasonable profits, would enable the executive to earn total compensation that better approximates their true market value but in a year with excellent profits enables them to hit the higher end of the range for short-term compensation for individuals of their skill and experience, we do not believe that we would be able to attract and retain executives with the kinds of skills, leadership qualities, and temperament and that we demand and who have been the keys to our ongoing success.

This Compensation Philosophy Has Worked as Intended. In 2009, our Chief Executive Officer Earned No Incentive Compensation Beyond his Base Salary.

  2009 Compared to 2008

        Overall, our executive incentive program has been administered and has worked precisely as intended. This can be illustrated by the compensation paid to our Chief Executive Officer over the past three years.

        For our record setting year of 2008, our Chief Executive Officer earned a base salary of $900,000 and, because of record profits, realized his maximum cash and equity incentive awards (which is automatically prescribed by our stockholder approved 2008 Executive Incentive Compensation Plan) of $3,150,000, or 350% of base salary, for a total of $4,050,000.

        In the first quarter of 2009, however, when the severity of the global economic crisis was becoming apparent, the Committee decided to keep our the Chief Executive Officer's base salary at the same level as 2008—$900,000. In 2009, however, as a result of the depth of the economic crisis and its impact on the steel industry, Steel Dynamics earned no profits. Hence for 2009 our Chief Executive Officer received no incentive compensation award whatsoever, in spite of the fact that the Company outperformed its peers. In other words, as contemplated by the design of our executive compensation program, with no intervention by the Committee to offset or ameliorate the impact of this design on Named Executive Officer compensation for 2009, our Chief Executive Officer suffered a dramatic decline in his aggregate cash and equity compensation under the Plan.

  2010 Compared to 2009

        As 2010 began, the Compensation Committee was guided by three considerations in setting out Chief Executive Officer's base salary for 2010:

  •
  that he had received no base salary increase for 2009,

  •
  that he had led the Company through the worst economic recession in modern memory to sustain only a minimal $8 million loss for 2009, outperforming all of our domestic peers, and

  •
  that one of the Company's guiding principles is to reward outstanding individual performance not by discretionary bonus awards for the year just ended, but by an adjustment of base salary for the following year, leaving it to the incentive compensation provisions of the plan to determine whether 2010's operating results warrant produce any incentive compensation for 2010.

        Accordingly, the Committee awarded our Chief Executive Officer a $100,000 increase in his annual base salary to bring it to $1 million, still leaving it to the ultimate determination of 2010's profitability for any 2010 incentive compensation beyond that base salary.

        In essence, then, while our Chief Executive Officer was paid more for 2010 than he earned for 2009, that increase was attributable to (a) a modest merit increase in base salary from 2009's minimum compensation level, the lowest in recent years, and (b) an earned incentive compensation award based solely on the Company's 2010 profits..

        In summary, our executive compensation policies and practices are driven by and have been consistently administered in accordance with the following principles:

  •
  base compensation should be fixed, payable in cash, and should generally be established at the lower end of the competitive market, yet when combined with the potential for above-market, highly-leveraged incentive compensation, be sufficiently competitive to attract and retain the type of entrepreneurial executives we seek, who are willing to place at risk a disproportionately large portion of their total annual compensation, based on achievement;

  •
  no incentive compensation should be awarded unless Company profits and/or divisional earnings first exceed certain minimum threshold levels and, therefore, any incentive compensation will be dependent upon additional earnings beyond such minimums, capped, however, at a multiple of base compensation;

  •
  subjective, discretionary bonuses, although appropriate under exceptional circumstances, should not generally be used as a regular part of incentive compensation;

  •
  total annual compensation opportunity across all market conditions should be at least at or above market norms when Company performance so merits; and

  •
  reward for exemplary individual effort and performance should be expressed through annual increases in the level of base compensation.

        Our Board of Directors believes that our Company's executive compensation program is working to align our executive officers' interests with those of our stockholders in support of long-term value creation through exemplary performance.

Accordingly, the Board of Directors recommends that you vote FOR the approval, on an advisory basis, of 2010 executive compensation paid to the Named Executive Officers, as disclosed in this Proxy Statement for the 2011 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative disclosure set forth in this Proxy Statement, all as set forth in the following resolution.

  "RESOLVED, that the stockholders of Steel Dynamics, Inc. approve the Company's executive compensation for 2010 paid to the Named Executive Officers, as disclosed in the Proxy Statement for the 2011 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative disclosure therein."

Proposal No. 4
Approval of Frequency of Future Advisory Votes on Executive Compensation

        Under the Dodd-Frank Act, our stockholders are also entitled to vote, on an advisory basis, on whether the stockholder advisory vote on the compensation of the Named Executive Officers, as required by Section 14A of the Exchange Act (and as described in connection with Proposal 3), should occur every one, two, or three years.

        Pursuant to the Dodd-Frank Act, the vote on the frequency of the "say on pay" vote, just as with the "say on pay" vote itself, is advisory only, and it also is not binding on the Company or on our Board of Directors. Although the vote is non-binding, the Compensation Committee and the Board will carefully consider the outcome of the vote when determining the frequency of future stockholder advisory votes on executive compensation.

        After careful consideration, the Board has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for our Company at this time. Therefore, the Board recommends that you vote for a one-year interval for the advisory vote on executive compensation—that is, that the stockholder advisory vote on the compensation of the Named Executive Officers be held "EVERY YEAR."

        In formulating its recommendation, the Board considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation philosophy, policies, and practices as disclosed in the proxy statement each year. We understand that our stockholders may have different views as to what is the best approach for our Company, just as we recognize that the Board may in the future determine to recommend a different frequency cycle, and we look forward to hearing from our stockholders as to their preferences on the frequency of future advisory votes on executive compensation.

        Although the Board recommends a "say-on-pay" vote be held every year, you are free to vote one of four choices for this Proposal 4 on the proxy card: one year, two years, three years, or "abstain."

The Board of Directors recommends that you vote, on an advisory basis, for
"ONE YEAR"—that is, that future stockholder advisory votes on executive compensation be held "EVERY YEAR."

 Statement of Policy for the Review, Approval or Ratification
of Transactions with Related Persons

        Related persons transactions are subject to our Statement of Policy For the Review, Approval or Ratification of Transactions With Related Persons. A copy of this policy is available on our website at www.steeldynamics.com.

        The policy applies to any "Transaction With a Related Person." Under our policy, a "Related Person" is a person who is, or at any time since the beginning of our last fiscal year was a director or executive officer, a nominee to become a director, a stockholder who beneficially owns 5% or more of our common stock, an "Immediate Family Member" (that is, a spouse, child, parent, sibling, or an in-law) of any of the foregoing persons, as well as any entity which is owned or controlled by any of such persons (or of which such person is a general partner or a 5% or greater beneficial owner) or any other person identified by our Audit Committee or our Board as a "Related Person" for purposes of this policy. Once a person has been identified as "Related Person" and if we or any subsidiary is a participant, then if the aggregate amount involved in the transaction exceeds $120,000 and the "Related Person" has a direct or indirect interest (other than simply as a result of being a director or less than a 10% beneficial owner of the entity involved) the transaction must be considered, approved or ratified by the Audit Committee.

        We have established the threshold transactional amount at $120,000, which triggers the review, even though applicable SEC regulations currently set the threshold higher. We have done this so that even smaller transactions with Related Persons will be reviewed for fairness and appropriateness. Employment of a Related Person in the ordinary course of business consistent with our policies and practices with respect to the employment of non-Related Persons in similar positions (so long as the Related Person is not an executive officer required to be reported in our annual proxy statement) is not subject to the policy but are nonetheless disclosed herein. Transactions involving competitive bids are considered pre-approved for purposes of our policy.

        All other transactions subject to our policy must be approved in advance by the Audit Committee, unless our Chief Executive Officer or Chief Financial Officer determines that it is impractical to wait until an Audit Committee meeting. In such event, the Chair of the Audit Committee may review and approve the proposed Related Person transaction but shall then promptly report any such approval to the full Audit Committee. All material facts respecting the Related Person transaction must be disclosed to the Audit Committee. In the event that we become aware of a Related Person transaction that has not been approved prior to its consummation, the matter must then still be reviewed by the Audit Committee, which will then review all relevant facts and circumstances, shall evaluate all available options (including ratification, revision or termination of the transaction), and shall take such course of action as it deems appropriate.

        In reviewing any Related Person transaction, the Audit Committee must consider the proposed benefits to the company, the availability of other sources of comparable products or services, an assessment of whether the proposed transaction is at least on terms comparable to the terms available to an unrelated third party or to employees generally, and must then determine that the transaction is fair and reasonable to the company.

Certain Relationships and Related Party Transactions

        Our supply agreement with Heidtman Steel Products, Inc. expired in July 2008. The agreement had specified terms by which Heidtman agreed to purchase, and we agreed to sell to Heidtman, specified quantities of hot rolled and cold rolled products on a monthly basis. We have since then continued to do business with Heidtman in the ordinary course. We sell flat rolled products and occasionally purchase ferrous materials from Heidtman.

        The president and chief executive officer of Heidtman is a member of our board of directors and a stockholder of the company. Transactions with Heidtman for the years ended December 31 are as follows (in thousands):

	2010	2009	2008
Sales	$202,897	$132,272	$291,030
Percentage of consolidated net sales	3%	3%	4%
Accounts receivable	31,544	26,983	47,999
Purchases	18,275	11,864	63,182
Accounts payable	969	468	919

        On September 15, 2009, we purchased a 32 acre tract of land adjacent to our Flat Roll Division in Butler, Indiana, together with a 387,000 square foot building from Heidtman for $9.3 million. Simultaneously, we also purchased equipment located at this site from Heidtman for $18.6 million.

Immediately following these purchases, we leased the real estate and equipment to Heidtman for a term of five years commencing on September 15, 2009 and terminating on August 31, 2014. Heidtman pays us a monthly rental fee for the use of the real estate and equipment. The real estate and equipment have been used and will continue to be used by Heidtman in its steel processing operations. These transactions were effected and will be administered at arm's length pursuant to appraised values and market rates.

        We also purchase and sell recycled metal with other smaller affiliated companies. These transactions for the years ended December 31 are as follows (in thousands):

	2010	2009	2008
Sales	$37,057	$16,156	$46,240
Accounts receivable	6,577	3,573	1,922
Purchases	177,166	81,926	217,575
Accounts payable	12,601	6,297	2,732

        We employ Michael Busse as Sales Manager for our Structural and Rail Division and Aaron Busse as a marketing employee at OmniSource Corporation. Keith E. Busse, our Chairman and Chief Executive Officer, is the father of Michael Busse and Aaron Busse. During 2010, each of these relationships involved payments for services rendered to the Company as employees performing work at no more than market rates of less than $275,000 each.

        All of the foregoing transactions and relationships were approved in accordance with our Policy for the Review, Approval or Ratification of Transactions with Related Persons. We believe that the transactions described are on terms no less favorable to us than could be obtained from unaffiliated third parties.

Other Matters

        We do not intend to bring any other matters before the Annual Meeting, nor are we aware of any other matters that are to be properly presented to the Annual Meeting by others. In the event that other matters do properly come before the Annual Meeting or any adjournments thereof, it is the intention of the persons named in the Proxy to vote such Proxy in accordance with their best judgment on such matters.

By Order of the Board of Directors

Keith E. Busse Chairman and Chief Executive Officer

Fort Wayne, Indiana
April 7, 2011

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0000099220_1 R1.0.0.11699 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Keith E. Busse 02 Mark D. Millett 03 Richard P. Teets, Jr. 04 John C. Bates 05 Frank D. Byrne, M.D. 06 Paul B. Edgerley 07 Richard J. Freeland 08 Dr. Jürgen Kolb 09 James C. Marcuccilli 10 Joseph D. Ruffolo 11 Gabriel L. Shaheen 7575 WEST JEFFERSON BLVD. FORT WAYNE, IN 46804 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 8:00 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 8:00 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2 TO APPROVE THE AUDIT COMMITTEE'S APPOINTMENT OF ERNST & YOUNG LLP AS STEEL DYNAMICS INC.'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2011 3 TO APPROVE, BY AN ADVISORY VOTE, EXECUTIVE COMPENSATION FOR 2010. The Board of Directors recommends you vote 1 YEAR on the following proposal: 1 year 2 years 3 years Abstain 4 TO RECOMMEND, BY AN ADVISORY VOTE, THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 5 TO GIVE PROXIES DISCRETION TO VOTE ON ANY MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. NOTE: Unless otherwise directed, this proxy will be voted "FOR" the nominees listed in Proposal 1,"For" Proposals 2 and 3, and for "1 Year" on proposal 4. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. For address change/comments, mark here. (see reverse for instructions) Yes No Please indicate if you plan to attend this meeting

0000099220_2 R1.0.0.11699 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report/10K Wrap is/are available at www.proxyvote.com . STEEL DYNAMICS, INC. Solicited on Behalf of the Board of Directors for Steel Dynamics, Inc.'s Annual Stockholders Meeting Keith E. Busse or Theresa E. Wagler are appointed proxies, with the power of substitution, to vote all of the undersigned's shares held of record March 21, 2011, at STEEL DYNAMICS, INC.'s May 19, 2011 Annual Meeting of Stockholders at 9:00 A.M. EDT in the Calhoun Ballroom of the Grand Wayne Center, 120 West Jefferson Boulevard, Fort Wayne, Indiana (or at any adjournment thereof) on all matters set forth in SDI's Year 2011 Proxy Statement, as set forth on the reverse side. PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. Please sign exactly as your name appears on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title. (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Address change/comments: Continued and to be signed on reverse side